As filed with the Securities and Exchange Commission on April 6, 2001

                                                      Registration No. 333-_____



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    FORM SB-2
             Registration Statement Under the Securities Act of 1933
                                ----------------
                               ACCESS POWER, INC.



                       FLORIDA                                      4813                                     59-342098
                       -------                                      ----                                     ---------
           (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                                                                                                            Copies to:
               10033 SAWGRASS DRIVE WEST                       GLENN A. SMITH                            JAN M. DAVIDSON
                       SUITE 100                    10033 SAWGRASS DRIVE WEST, SUITE 100             KILPATRICK STOCKTON LLP
           PONTE VEDRA BEACH, FLORIDA 32082           PONTE VEDRA BEACH, FLORIDA 32082          1100 PEACHTREE STREET, SUITE 2800
                    (904) 273-2980                             (904) 273-2980                         ATLANTA, GEORGIA 30309
          (ADDRESS AND TELEPHONE NUMBER OF         (NAME, ADDRESS, AND TELEPHONE NUMBER OF                 (404) 815-6500
             PRINCIPAL EXECUTIVE OFFICES                     AGENT FOR SERVICE)                      (404) 815-6555 (FACSIMILE)

             ---------------------------                     ------------------                      --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. / /



========================================== ====================== ======================= ======================= ==================
         TITLE OF EACH CLASS OF                AMOUNT TO BE          PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED          OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
                                                                          SHARE                   PRICE
------------------------------------------ ---------------------- ----------------------- ----------------------- ------------------
Common Stock, $.001 par value                     61,752,562 (1)(2)       $0.0535(3)         $  3,303,762.07           $852.37

------------------------------------------ ---------------------- ----------------------- ----------------------- ------------------

Common Stock, $.001 par value              Up to 200,000,000(2)(3)(4)     $0.0535(3)(5)       $10,700,000.00         $2,760.60

========================================== ====================== ======================= ======================= ==================


(1)  Includes in sum 50,859,562  shares  issuable upon conversion of outstanding
6% Convertible Debentures and 1,400,000 shares underlying warrants, which debentures and warrants are themselves issuable upon exercise of a special warrant. The number of shares registered for issuance upon conversion of the debentures is an estimate based upon the conversion formula applied as of a recent date. Also includes 650,000 shares to be sold by certain selling shareholders and 8,843,000 shares of common stock issuable upon the exercise of presently exercisable options held by certain selling shareholders with exercise prices ranging between $0.11 and $1.00.

(2) An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act that may be issued as provided in the 6% Convertible Debentures and warrants in the event that the provisions against dilution in such instruments become operative.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based on the average of the high and low price per share of Access Power, Inc. common stock as quoted on the OTC electronic bulletin board on March 30, 2001.

(4) Also includes 40,000,000 shares that may be issued pursuant to warrants that are required to be issued under the investment agreement as further described in this prospectus.

(5) Although we have used the average of the high and low price per share of Access Power, Inc. common stock as quoted on the OTC electronic bulletin board on March 30, 2001 as required by Rule 457(c) of the Securities Act of 1933, the actual price per share of the common stock to be issued to Grandview will vary based on the volume-weighted average daily price of our common stock during the request periods provided for in the investment agreement described in this registration statement. The purchase price will be equal to 90% to 93% of the volume-weighted average daily price for each trading day within such request periods. This agreement allows for requests to be made every 11 trading days over the 18-month period of the investment agreement for amounts up to $5,000,000 per request for an aggregate of up to $30,000,000, of which $1,149,171 has already been sold to Grandview under the investment agreement and shares were registered under a separate Registration Statement on Form SB-2.

--------------------------------------------------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                        261,752,56 SHARES OF COMMON STOCK


                               ACCESS POWER, INC.
                            -------------------------

         Certain of Access Power, Inc.'s shareholders are offering for sale the shares of common stock, par value $0.001 per share of Access Power being offered under this prospectus.


         The registration statement of which this prospectus forms a part registers for resale an aggregate of up to 200,000,000 shares of our common stock that may be issued through an investment agreement that we entered into with Grandview Court, LLC as further described in this prospectus. The shares we are registering pursuant to the registration statement of which this prospectus forms a part do not constitute all the shares that may be registered pursuant to the investment agreement. Depending upon how much money we request from Grandview and the price of our common stock in the future, we may issue substantially more shares to Grandview pursuant to the investment agreement. The issuance of additional shares of our common stock to Grandview would result in the dilution of our outstanding shares.

         We will receive the sale price of any common stock that we may sell through the investment agreement, and Grandview may resell those shares pursuant
to  this  prospectus.   We  will  also  receive  approximately   $2,366,543  if
outstanding warrants to purchase 45,133,626 shares of common stock held by Grandview (assuming issuance of 160,000,000 shares of common stock to Grandview pursuant to the investment agreement) are exercised. We will not receive any proceeds from Grandview's resale of our common stock.

         The remaining 61,752,562 shares are being offered for sale by certain of our shareholders. Access Power will not receive any of the proceeds from the sale of the shares of common stock. We will, however, receive $4,737,290 if all outstanding warrants and options to purchase common stock, other than those held by Grandview, are exercised.

         We will pay certain of the legal and other expenses of this offering, estimated to be $10,000. The selling shareholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred in connection with the sale of their shares. The price and the commissions, if any, paid in connection with any sale may be privately negotiated, may be based on then prevailing market prices, and may vary from transaction to transaction and, as a result, are not currently known.


         Bid and asked prices for our common stock are quoted, and the last sale is reported, on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "ACCR." On March 30, 2001 the last bid price of the common stock as reported was $0.051. As of March 30, 2001, there were 87,527,913 shares of our common stock outstanding, and 1,400,000 shares of common stock, underlying warrants 50,659,562 shares of common stock issuable upon conversion of certain debentures based upon the average of the lowest three bid prices during the twenty-two business days before conversion, of which warrants and debentures may be purchased pursuant to an outstanding special warrant.



         The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. We have not registered the shares or warrants for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares or warrants should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.


         AN INVESTMENT IN SHARES OF OUR COMMON STOCK OR WARRANTS INVOLVES SIGNIFICANT RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  -------------


                  The date of this prospectus is April 6, 2001

                                     SUMMARY

         YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

GENERAL

         Access Power, Inc. was incorporated to offer Internet-based communications products and services in the United States and international markets. We were one of the first companies to offer a way to transmit voice and multi-media communications over the Internet, a service that is commonly referred to as Internet protocol telephony.

PRODUCTS AND SERVICES

         Our voice-over-Internet service integrates traditional telephone functions with advanced Internet-based communications technology. Our customers are able to communicate long distance using the Internet, a less costly alternative to traditional long distance telephone lines. Our service allows customers to make calls from a personal computer ("PC") to a telephone. Currently, calls can be placed globally to a telephone in the United States.

         On December 2, 1999, we released our e-button(TM) service. Using e-button, consumers viewing a company's web site can instantly dial up a designated representative of that company, usually someone providing sales or support services, by clicking on the e-button icon. Our e-button software can provide electronic commerce benefits to any company with a traditional call center.

         We launched FreeWebCall.com(TM) on August 1, 2000, which provides customers with free PC-to-phone calling and will soon allow free PC-to-PC calling. The network supports PC-to-phone calls from anywhere in the world to a telephone in the United States. PC-to-PC calling, when offered, will be global. We earn revenue through FreeWebCall.com by selling advertisements and displaying them to our customers while they are logged in to the network and using the FreeWebCall.com service for their long distance calling. Additional revenue results from commissions earned as a result of selling various products and services provided by other companies that are promoted at FreeWebCall.com to subscribers and site visitors. As of April 2, 2001, FreeWebCall.com had received approximately 482,000 subscriptions.

         Additionally, we began selling a PC telephone software package called Internet Phone for Access Power through our website in 1997. Internet Phone is made by VocalTec Communications Inc. and can be used by customers to obtain PC-to-PC communication service for free. Through the Internet Phone, our customers are able to take advantage of the interactive document and data sharing and multi-media data transmission capabilities of Internet protocol telephony.

         We have entered into agreements with companies to expand our products and services into Europe and Africa. We intend to pursue additional international expansion via joint ventures and other business arrangements throughout South America, Africa, and the Pacific Rim.

         Access Power Advanced Communications(R), e-button(TM), FreeWebCall.com(TM), and Net.Caller(TM) are our trAdemarks. All other trademarks and trade names referred to in this prospectus are the property of their respective owners.

BUSINESS GOAL AND STRATEGIES

         Our goal is to become one of the world's leading providers of international Internet telephony products and services. To achieve this goal, we plan to expand our Internet telephony network by using new technology as it is developed and integrating those developments with our own technology. We plan to expand our customer base by providing free Internet telephony products and services through FreeWebCall.com, mainly with free PC-to-PC calling combined with pay services for domestic and international PC-to-phone calling.

MARKET

         Our market includes residential and commercial users of advanced communications products and services throughout the world as well as all Internet users.

EXECUTIVE OFFICES

         Our principal executive offices are located at 10033 Sawgrass Drive West, Suite 100, Ponte Vedra Beach, Florida, 32082, and our telephone number is
(904) 273-2980.

THE OFFERING


Common stock offered by selling shareholders..............       261,752,562 shares

Common stock to be outstanding after the offering.........       348,630,475 shares (1), (2)

OTC Bulletin Board symbol.................................       "ACCR"

------------------

(1) 1,400,000 warrants give the holder the right to purchase from us one share of our common stock for per share prices ranging from $0.42 to $2.20.

(2) Assumes the exercise of all outstanding warrants and options, and the conversion of all outstanding debentures and the sale of 200,000,000-shares of common stock under the investment agreement (including certain warrants issued to Grandview pursuant to the investment agreement). This number does not include shares issuable to Grandview under the investment agreement as penalties or all the shares issuable to Grandview under the investment agreement.

         We signed an investment agreement with Grandview Court, LLC, a Cayman Islands limited liability company, on November 13, 2000, for the future issuance and purchase of shares of our common stock. The investment agreement establishes what is sometimes referred to as an equity line of credit.

         Under the equity line of credit, we can request up to $30 million from Grandview over an 18-month period in return for shares of our common stock. Once every 11 trading days, we may request between $100,000 and $5,000,000 in cash from Grandview. The maximum amount that we can actually request at any one time will be determined by a discount to the volume-weighted average daily price of our common stock for the 30 days prior to our request and certain conditions and limitations. We are under no obligation to make a request from Grandview, although we may have to pay certain penalties in cash if we do not request certain amounts in certain time frames.

         To determine the number of shares issuable to Grandview, we will use the formulas based on our market price that are described on page 30. On March 30, 2001, the closing bid price for our common stock was $0.051, and the average daily trading volume for the last 30 trading days ended March 30, 2001 was 555,040. If this market price and average trading volume remained constant over the 18-month period of the investment agreement, each request would be capped at $100,000. Under this example, assuming we request the total amount allowable in each request period during the term of the equity line, we would issue 56,644,880 shares to Grandview at $0.0459 per share not including warrants to be issued in connection with such sales); provided that we do not exceed the limit contained in the investment agreement on Grandview's total beneficial ownership of common stock described below.

         We have registered 261,752,562 shares of common stock pursuant to the registration statement of which this prospectus forms. Included in that amount is 200,000,000 shares of common stock we have registered for sale by Grandview. The number of shares we can issue to Grandview is limited by a provision in the investment agreement that prevents us from issuing shares to Grandview to the extent that Grandview would own more than 4.99% of our outstanding common stock. Resales of our common stock by Grandview pursuant to this prospectus would reduce the number of shares beneficially owned by Grandview and, thus, may allow us to issue additional shares to Grandview without violating the investment agreement.

         The per share price Grandview pays for our common stock includes a discount of seven percent to ten percent based on the average of the lowest three closing bid prices over a ten day period. We will receive the amount we request minus an escrow agent fee per request ranging between $500 and $2,000, depending upon the amount of the request. In addition, pursuant to our agreement with Madison and Wall, the placement agent who introduced Grandview to us, we will pay to Madison and Wall an amount equal to 3% of the purchase price, less fees, that we receive from the issuance of shares of common stock to Grandview pursuant to each request for cash under the investment agreement.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus under the captions SUMMARY, RISK FACTORS, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, BUSINESS, and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the telecommunications industry, our plans and objectives for future operations, the likelihood of our success in developing and expanding our business, potential regulatory obligations, and other statements that are not historical facts. The forward-looking statements included herein are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties, many of which are beyond our control. When used in this prospectus, the words "anticipate," "believe," "estimate," or similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things, the risks set forth in the RISK FACTORS section.

                             SUMMARY FINANCIAL DATA

         The summary financial data set forth in the table below is derived from our audited financial statements for the year ended December 31, 1999 and 2000. The financial statements are included in this prospectus at page F-1. This financial data represents historical information that is not necessarily indicative of future results. We urge you to read carefully MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and notes thereto, and other financial data included elsewhere in this prospectus.


                                                FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                               1999              2000
                                               ----              ----

Revenue:
Product sales                                     9,450              --
Services                                        170,601           341,370
                                           0000--------       -----------

Total revenue                               $   180,051       $   341,370
                                            ===========       ===========


Cost and expenses:
Cost of sales                                     2,955               --
Product development and marketing             1,015,737         2,718,106
General and administrative                    1,642,134         2,504,206
                                            -----------       -----------

Total costs and expenses:                     2,660,826           222,312
                                            ===========       ===========

Loss from operations                         (2,480,775)       (4,880,942)
Total other income (expense) - Net              (23,170)         (106,113)
Net loss                                     (2,503,945)       (4,987,055)
Net loss per share                          $     (0.10)      $     (0.11)

Weighted average number of shares            25,174,029        46,408,006


BALANCE SHEET DATA                                DECEMBER 31, 2000
                                             -----------------------------

Cash and cash equivalents                           $ 1,135,072
Working capital                                      (1,131,825)
Total assets                                          1,864,796
Long-term debt, less current portion                        --
Shareholders' equity (deficit)                      $ 1,864,796

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD NOT INVEST IN OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


WE HAVE ONLY LIMITED OPERATING HISTORY UPON WHICH YOU CAN ANALYZE OUR POTENTIAL PROFITABILITY.

         We have limited operating history upon which you can judge our potential for success. We have existed for a relatively short period of time, and we have had minimal revenue in the past. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries.

WE ARE NOT PROFITABLE, AND WE DO NOT EXPECT TO BECOME PROFITABLE IN THE NEAR FUTURE.

         We have incurred net losses in every fiscal period since our inception in October of 1996. We anticipate that we will experience net losses for each quarterly period of operation in the next year.

         As of December 31, 2000, we had an accumulated deficit of approximately ($9,988,079). We incurred net losses of ($4,987,055) the year ended December 31, 2000. Net losses have increased for each fiscal year since 1996 and this trend may continue. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect to increase our advertising costs as a result of our marketing efforts for FreeWebCall.com, for which we will need to generate additional revenues. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

YOU MAY NOT RECOVER ALL OR ANY PART OF YOUR INVESTMENT IF WE DO NOT BECOME PROFITABLE.

         If we are ultimately unsuccessful, you may not recover all or any part of your investment in our common stock. Our profitability will depend on our ability, among other things, to substantially increase our customer base by establishing and increasing market acceptance of our technology, products, and services. Our profitability will also depend upon expanding the deployment of our network and successfully marketing and supporting our products and services. There can be no assurance that we will be able to achieve or sustain significant sales or profitability in the future. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

IF CONSUMERS DO NOT ACCEPT OUR PRODUCTS, OR ANY PRODUCT DEVELOPED BY US IN THE FUTURE, AS A LESS EXPENSIVE, QUALITY ALTERNATIVE TO TRADITIONAL TELEPHONE SERVICE, WE MAY NOT BECOME PROFITABLE.

         Broad acceptance of our technology, products, and services is critical to our success and ability to generate revenue. The markets for our technology, products, and services have only recently begun to develop and are rapidly evolving because our products and services are new and based on emerging technologies. Typically, demand and market acceptance for recently introduced technology and products are subject to a high level of uncertainty. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products, and services. If consumers perceive our network to offer lower quality voice transmissions compared to traditional long-distance services, our services may not be accepted by consumers. See BUSINESS.

IF CONSUMERS DO NOT ACCEPT VIEWING BANNER ADVERTISEMENTS AS AN ALTERNATIVE TO PAYING A FEE FOR INTERNET-BASED TELECOMMUNICATIONS, WE MAY NOT GAIN SUFFICIENT SUBSCRIBERS TO FREEWEBCALL.COM TO BECOME PROFITABLE.

         Consumer acceptance of our revenue model is critical to our ability to become profitable. If consumers do not agree to view banner ads in lieu of paying a fee to use telecommunications services, we may not be able to generate profits. Additionally, because a portion of our projected profits is based upon the consumer "clicking" upon an advertisement that scrolls across the screen while using our FreeWebCall.com service, we may not become profitable if consumers do not view our advertising affiliates as desirable.

THE INTRODUCTION OF MORE TECHNOLOGICALLY ADVANCED PRODUCTS AND SERVICES BY OUR COMPETITORS COULD DECREASE OUR PROFITABILITY.

         The introduction of technologically superior products and services by our competitors may make our products and services less marketable or subject to downward price pressures, which may decrease our profitability. The Internet and telecommunications markets, including the market for voice transmission over packetized data networks, are characterized by evolving industry standards and specifications. We may have to expend substantial time and money to adapt our technology, products, and services to this rapid technological change. A critical factor in our growth and competitiveness will be our ability to anticipate changes in technology and industry standards, including the successful development of products and services in a cost effective and timely manner. There can be no assurance that we will successfully develop enhanced or new products and services, that any enhanced or new products and services will achieve market acceptance, that we will be able to adapt our products and
services  to  comply  with  new  standards  or   specifications,   or  that  the
introduction of new products or services by others will not render our technology, products, and services obsolete. See BUSINESS.

THE TELECOMMUNICATIONS BUSINESS IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         Our profitability will depend on our ability to compete successfully in the highly competitive telecommunications business. We expect this competition to persist, intensify, and increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more services and products, and significantly greater financial, technical, and marketing resources than we do. These competitors may be existing or potential strategic partners with other competitors. We will compete with Internet telecommunications providers as well as traditional long distance telephone carriers for our customer base. Many companies offer products and services like ours, and many of these companies have a substantial presence in this market. These products may allow telecommunication over the Internet between parties using a PC and a telephone and between parties using telephones. Some of our competitors route voice traffic worldwide over the Internet. In addition, major long distance providers and other companies have entered or plan to enter the market for Internet telephony. These companies are larger than we are and have substantially greater financial, distribution, and marketing resources than we do. We may not be able to compete successfully in this market.

         Prices for long distance calls have decreased substantially over the last few years, and this decline is expected to continue in all of the markets where we do business or expect to do business. In addition, many of our markets and expected future markets have deregulated or are in the process of deregulating telephone services. Customers in many of these markets are not familiar with our technology, products, or services and may be reluctant to use new telecommunications providers. Our target customers may be reluctant to entrust their telecommunications needs to new and unproved operators or may switch to other service providers as a result of price competition. See CHANGES IN PRICING STANDARDS... below.

         Competition for FreeWebCall.com, and e-button customers is primarily based on the type and quality of services offered, customer services, and brand recognition. We price our services at a discount to the prices charged by traditional long distance carriers. We have no control over the prices set by the traditional carriers or our other competitors. There is no assurance that some of our larger competitors will not use their substantial financial resources to cause severe price competition. Any significant price competition could decrease or eliminate our ability to compete successfully and our profitability. In addition, our competitors may be able to provide potential customers with a broader range of services than we can due to regulatory restrictions. See BUSINESS -- COMPETITION and SUPERVISION AND REGULATION.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY HARM OUR ABILITY TO OPERATE SUCCESSFULLY.

         If we lose the services of our Board of Directors or executive officers, we may not be able to grow or operate profitably. Our continued success is substantially dependent upon the efforts of our directors and executive officers, in particular Glenn A. Smith, our Chief Executive Officer. We have no employment agreements in effect, with the exception of an agreement with Howard L. Kaskel, our Chief Financial Officer, and we have no plans to enter into any additional employment agreements in the future. Our future success depends on our ability to attract and retain highly qualified technical personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to attract or retain qualified personnel in the future.

OUR SERVICE QUALITY WILL BE HARMED IF OUR SYSTEM CANNOT HANDLE A LARGE VOLUME OF SIMULTANEOUS CALLS.

         Our inability to handle a large number of simultaneous calls could cause our service quality to suffer which could result in customer losses. A key component of our profitability will be the addition and retention of customers. A byproduct of this component will be increased call volume on our network. It is crucial to our ability to provide quality services for our system to handle a large volume of calls. If we cannot effectively manage our customers' use of our systems, customers may not perceive our service as a high-quality alternative to traditional long-distance telephone service. This potential inability to handle growth effectively may decrease our profitability.

POOR INTERNET SERVICE QUALITY COULD PREVENT CUSTOMER ACCEPTANCE AND USE OF OUR PRODUCTS AND SERVICE AS WELL AS THE ABILITY OF OUR PRODUCTS TO FUNCTION PROPERLY.

         Inferior Internet service quality and availability may cause our services and products to fail or may result in poor customer perception of our products and services, either of which would inhibit our ability to build or maintain a sufficient customer base to stay profitable. Some Internet service providers do not have the capability to handle more than the current level of Internet traffic, and a sudden increase in traffic volume may result in poor service availability. If customers cannot reach the Internet, or it takes an unreasonable amount of time to reach the Internet, they may decide it is more convenient to use traditional telecommunication technology or the Internet technology of one of our better serviced competitors.

OUR INABILITY TO PREDICT TRAFFIC VOLUME ON THE INTERNET MAY ADD EXTRA EXPENSE TO OUR BUSINESS OPERATIONS.

         Large fluctuations in Internet traffic volume may obligate us to pay additional contractual charges for our Internet service. A decrease in Internet traffic volume may obligate us to pay for leased Internet service capacity without adequate corresponding revenues. An unexpected increase in traffic volume may require us to obtain transmission capacity through more expensive means. If we are unable to accurately project our needs for leased capacity in the future, such inability may increase our operating costs and, therefore, decrease our profitability.

OUR DEPENDENCE ON OTHER COMMUNICATIONS CARRIERS MAY ADD EXTRA EXPENSE TO OUR BUSINESS OPERATIONS.

         Our dependence on other communications carriers, and our inability to control their price structure or ability to provide quality service, may cause us to pay higher prices than expected for access to the transmission facilities through which we provide our services. We do not own any intranational or local exchange transmission facilities in the areas where we provide services. We do not intend to construct or acquire any local exchange transmission facilities in the future. Consequently, we lease intranational and local exchange transmission facilities to connect all of the telephone calls made by our customers, and there is no assurance that the prices and nature of such facilities will not fluctuate. Furthermore, we may not be able to meet the minimum volume commitments on some of our leases, especially those that are long-term, which may result in "under-utilization" charges. See OUR INABILITY TO PREDICT TRAFFIC VOLUME . . . above. We are also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of our relationship with one or more of our carrier vendors could have a material adverse effect upon our business, financial condition, and results of operations.

         Our dependence on international carriers makes us vulnerable to additional costs. In some countries, the intranational exchange transmission facility is owned by the national telephone company. If the lack of competitive alternatives forces us to enter into contracts with the national provider, we may have to pay much higher rates for use of the transmission facilities, if we are allowed to lease them at all.

IF THIRD PARTIES USE OUR INTELLECTUAL PROPERTY WITHOUT AUTHORIZATION, OUR PRODUCTS AND SERVICES MAY BE DAMAGED.

         Third parties may obtain and use our intellectual property without authorization and, as a result, may damage our products and services. Our intellectual property, including copyrights, service marks, trademarks, trade secrets, and other intellectual property, is critical to our success. We rely on trademark and copyright law, trade secret protection, and confidentiality agreements with our employees, customers, partners, and others to protect our intellectual property rights. These precautions may be ineffective, or the validity, enforceability, and scope of protection of intellectual property in Internet-related industries may not be adequate to protect our interests. Furthermore, the laws of some foreign countries are uncertain, evolving, or do not protect intellectual property rights to the same extent as do the laws of the United States. See BUSINESS -- INTELLECTUAL PROPERTY.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE AND COULD DISRUPT OUR BUSINESS.

         If third parties file lawsuits against us for allegedly infringing upon their intellectual property rights, our business could be disrupted and we could incur substantial legal fees. We cannot be certain that our products do not or will not infringe upon valid patents, trademarks, copyrights, or other intellectual property rights held by third parties. Defending against third-party infringement claims, regardless of their merit, could be expensive and time consuming. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business. See BUSINESS -- INTELLECTUAL PROPERTY.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS DUE TO MANY FACTORS, INCLUDING A SUBSTANTIAL MARKET OVERHANG.

         The market price of our common stock may be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, losses of significant customers, announcements of technological innovations, services, or affiliations or new products by us or our competitors, changes in financial estimates by securities analysts, lack of market acceptance of our products and services, or other events or factors, including the risk factors described herein. In addition, the stock market in general, and the technology stocks in particular, experience significant price and volume fluctuations that are often unrelated to a company's operating performance. As with any public company, we may be subject to securities class action litigation following periods of volatility in the market price of our securities which could result in substantial costs and a diversion of management's attention and resources.

         Additionally, the sale of a substantial number of shares of common stock, or even the potential of sales, in the public market following this offering could deflate the market price for the common stock and make it more difficult for us to raise additional capital through the sale of our common stock. Assuming conversion of the outstanding 6% convertible debentures and the exercise of stock options, we will have a total of 348,630,475 shares of common stock outstanding at the time of this offering, giving effect to the shares offered hereby. The shares offered hereby constitute more than twice the number of shares of our common stock outstanding prior to this offering. Under our investment agreement with Grandview, we are required to issue warrants to Grandview equal to 25% of each request for cash under the equity line. Moreover, if we fail to issue the warrants and pay any cash owed to Grandview, we must pay $3,000 to Grandview plus compounded annual interest.

         Shares in the amount of up to the 261,752,562 offered hereby will be freely tradable without restrictions under the federal securities laws. An additional 3,578,000 shares sold under an exemption from registration provided by Rule 504 promulgated under the Securities Act of 1933 and 83,389,913 shares that have been sold or may be sold under previous registrations by selling shareholders are freely tradable. All of the remaining shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act of 1933, and will be eligible for sale in compliance with Rule 144 after they have been held for one year. There can be no assurance that an active trading market for the common stock will be sustained after this offering. See SHARES ELIGIBLE FOR FUTURE SALE.

OUR DIRECTORS AND OFFICERS MAY BE ABLE TO CONTROL OR SIGNIFICANTLY INFLUENCE US DUE TO THEIR CONCENTRATED STOCK OWNERSHIP.


         Our directors and officers may be able to use their stockholdings to influence our business, policies, and affairs, including the ability to significantly influence the election of directors and other matters requiring shareholder approval by simple majority vote. As of March 30, 2001, our directors and officers, in the aggregate and including exercisable stock options, own beneficially 12,784,250 shares of common stock.


IF OUR EMPLOYEES AND AFFILIATES EXERCISE THEIR STOCK OPTIONS AND OTHER RIGHTS TO ACQUIRE COMMON STOCK, YOUR PROPORTIONATE INTEREST WILL BE DILUTED AND WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST FAVORABLE TERMS.

         Our directors, officers, employees, or affiliates may exercise stock options or conversion rights to purchase common stock which would result in the dilution of your proportionate interest in us. Our directors, officers, employees, and affiliates will have the opportunity to profit from any rise in the market value of the common stock or any increase in our net worth. Holders of our convertible debentures and warrants have rights to acquire a substantial and indeterminable number of shares of common stock, and the common stock underlying certain of those rights is being registered for resale to the public under federal law. Additionally, if the holders of the convertible debentures exercise their conversion rights immediately after a significant decrease in the market price of the common stock, shareholders could suffer substantial dilution, because the conversion rate is inversely proportional to the recent average market price.


         The exercise of the options or conversion rights also could adversely affect the terms on which we can obtain additional capital. For example, the holders of stock options or conversion rights could exercise them when we could obtain capital by offering additional securities on terms more favorable to us than those provided for by the rights. The stock options or conversion rights may be exercisable at prices below the market price for the common stock on March 30, 2001. See EXECUTIVE COMPENSATION.


            In addition, we currently anticipate that our available cash resources from the investment agreement with Grandview Court, LLC will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 18 months. If our capital expenditure requirements are greater than the financing available under the investment agreement, we may need to raise additional capital. The investment agreement restricts us from raising investment capital from third parties at a discount to market price during the term of the investment agreement. If we need capital, but are unable to make a request under the investment agreement for any reason, we will need to separately negotiate with Grandview to lift those restrictions so we can obtain the capital from other sources.

            We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

YOUR INVESTMENT MAY HAVE LIMITED LIQUIDITY IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP OR CONTINUE.

         Your purchase of our common stock may not be a liquid investment because our securities trade over the counter with quotes on the OTC electronic bulletin board. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We have no obligation and no plans to apply for quotation of our common stock on The NASDAQ Stock Market or for listing of our common stock on any national securities exchange. Factors such as our limited earnings history, the absence of a reasonable expectation of dividends in the near future, and the fact that our common stock will not be listed mean that there can be no assurance that an active and liquid market for our common stock will exist at any time, that a market can be sustained, or that investors in the common stock will be able to resell their shares. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed that a sale of the common stock be made.

WE DO NOT PLAN TO PAY DIVIDENDS.

         We will not be able to pay dividends until we recover any losses that we may have incurred and we become profitable. We intend to retain our earnings to finance growth and expansion and for general corporate purposes. Any future declaration and payment of dividends on the common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our Board of Directors. Holders of our preferred stock have the right to dividends declared with respect to the common stock on an as-converted basis.

GOVERNMENT REGULATION MAY IMPAIR OUR PROFITABILITY AND RESTRICT OUR GROWTH.

         State and federal telecommunications and penny stock regulations could limit our ability to achieve profitability and to grow. These changes may be retroactively applied and are not within our control. Telecommunications companies are subject to regulation by the Federal Communications Commission. Conventional telephone companies are currently pushing the FCC to regulate providers of computer software products that enable voice transmission over the Internet, arguing that these companies are operating as common carriers. If this argument is successful, we will be subject to various regulatory requirements and fees. The FCC has advised Congress that it may, in the future, regulate Internet protocol telephony services as basic telecommunications services. Conventional telephone companies are also lobbying Congress to impose tariffs that would impact customer use of our products and services. In addition, several states are studying the imposition of access charges for Internet telephony providers.

         In addition to telecommunications regulation, the growing popularity and use of the Internet has led to increased regulation of communication and commerce over the Internet. The United States and other countries have enacted laws to regulate user privacy, pricing, and the characteristics and quality of Internet products and services. We are unable to predict the impact, if any, that future legislation, legal decisions, or regulations concerning the Internet may have on our business, financial condition, or results of operations.

         We are subject to additional regulation by the Securities and Exchange Commission under its rules regulating broker-dealer practices in connection with transactions in "penny stocks." This type of regulation may reduce the level of trading activity or your ability to sell the common stock. Penny stocks generally are equity securities with a price of less than $5.00 that are not registered on certain national securities exchanges or quoted on the NASDAQ system. The penny stock rules require a broker-dealer, prior to a transaction in a regulated penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide information concerning his compensation for the penny stock purchase, current prices of the penny stock, and a special written determination that the penny stock is a suitable investment for the purchaser. See BUSINESS -- REGULATION.

YOU SHOULD NOT RELY ON HISTORICAL RESULTS OF OPERATIONS AS INDICATIONS OF OUR FUTURE PERFORMANCE.

         Our historical results of operations are not accurate indications of our future performance. Our annual and quarterly results of operations fluctuate significantly due to, among other factors, the volume of revenues generated by our strategic partners from sales of products and services incorporating our technology or products, the mix of distribution channels used by us, the timing of new product announcements and releases by us and our competitors, and general economic conditions. There can be no assurance that our future revenues and profits will exceed our past performance. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                                 CAPITALIZATION

         The following table shows our short-term debt, long-term debt, and capitalization as of December 31, 2000, and pro forma as adjusted to reflect:

         (1) conversion subsequent to December 31, 2000 of $210,000 of outstanding debentures to purchase common stock into 5,120,738 shares of our common stock and $2,010,000 in principal amount of debentures to purchase common stock issued subsequent to that date at a conversion rate based on a $0.0517 per share market price of the common stock (average of the lowest three bid prices during the twenty-two business days before conversion) into 48,597,679 shares of our common stock;

         (2) the exercise of 10,113,000 common stock options at various per share prices ranging from $0.11 to $1.00;

         (3) the exercise of warrants to purchase 1,400,00 shares of common stock by an investor at per share prices ranging between $0.42 and $2.20;

         (4)      the issuance of 650,000 shares to settle litigation;

         (5) the issuance under the equity line of 160,000,000 shares of common stock for $7,444,800 at a rate based on a $0.0517 per shares market price;

         (6) the issuance to and exercise of warrants to purchase common stock under the equity line for 40,000,000 shares at a per share price of $0.0517;

         (7) the issuance to and exercise of warrants to purchase common stock under the equity line for 7,309,251 shares at a per share price of $0.045; and

         (8) the issuance to and exercise of warrants to purchase common stock under the equity line for 1,074,375 shares at a per share price of $0.066.


         For purposes of the pro forma capitalization table, we have assumed that items (1), (2), (3), (5), (6), (7), and (8) have occurred because each must occur if the underlying shares are to be sold by the selling shareholder. See PRINCIPAL AND SELLING SHAREHOLDERS. We have no control over the conversion and exercise of these debentures, options, and warrants and are unable to determine how many shares and warrants will be issued under the equity line. This table should be read in conjunction with our financial statements and the related notes thereto contained elsewhere in this prospectus.


                                                                                     DECEMBER 31, 2000
                                                                            ------------------------------------
                                                                                                     PRO FORMA
(DOLLAR AMOUNTS IN THOUSANDS)                                                  ACTUAL               AS ADJUSTED
                                                                            ------------           ------------
Long-term obligations .................................................     $       --              $       --
Shareholders' equity:
   Preferred Stock, par value $0.001 per share, 10,000,000
       shares authorized; no shares issued and outstanding and
       no shares of stock issued and outstanding as adjusted ..........             --                     --
   Common stock, par value $0.001 per share, 500,000,000
       shares authorized;  53,089,389 shares issued and
       outstanding;  346,228,508 shares issued and outstanding, as
       adjusted .......................................................           53,087                346,228
Additional paid-in capital ............................................        9,322,891             27,027,360
Retained earnings (deficit) ...........................................       (9,988,079)           (10,264,229)
                                                                            ------------           ------------
    Total shareholders' equity (deficiency) ...........................         (612,101)            17,117,103
                                                                            ------------           ------------
         Total capitalization .........................................     $   (612,101)           $17,117,103
                                                                            ============           ============


                                 DIVIDEND POLICY

         We have not declared or paid any cash dividend on our common stock in the past, and the board of directors intends to continue a policy of retaining future earnings to finance our growth and for general corporate purposes. Therefore, we do not anticipate paying any cash dividends on our common stock in the future.

                                    BUSINESS

         We were incorporated in 1996 to offer Internet-based communications products and services in the United States and international markets. We were one of the first companies to offer a way to transmit voice and multi-media communications over the Internet, a service commonly referred to as Internet protocol telephony. Our voice-over-Internet service integrates traditional telephone functions with advanced Internet-based communications technology.

INDUSTRY BACKGROUND

         Historically, long distance telephone services have been offered through public switched telephone networks using traditional telephone lines, a well-established and quality service. In recent years, however, the Internet's developing technologies, unprecedented popularity, and commercialization have accelerated the integration of technologies involving computers and telephones. This commercial integration has led to a new sector in the communications industry, generally referred to as computer telephony or Internet telephony, that has developed a less expensive and more workable method of telecommunication over the Internet. Companies that offer Internet telephony services and products are generally referred to as Internet telephony service providers. Because the global marketplace is becoming familiar with the Internet and its value as a communications mechanism, companies have invested millions of dollars to develop new and enhanced applications to improve the service quality and lower implementation costs of Internet telephony.

         Internet telephony is superior to traditional long distance telephone services in several ways. First, voice and message traffic through Internet telephony systems is less expensive than traditional telephone systems because Internet telephony services are not subject to the tariffs affecting traditional telephone services. Also, the Internet protocol telephony network routes transmissions using packetized switching that is less expensive to deploy and allows for more efficient use of the capacity that exists in the communications infrastructure. Second, Internet protocol telephony has superior capability than traditional telecommunications technology for innovative features such as interactive document and data sharing and multi-media data transmissions.

         New applications of voice-over-Internet services are being developed every day. The cost of computer processing is decreasing and customer demand is increasing. Internet protocol systems are more economical, have more features, and may become more reliable than traditional telephone services, and may allow companies to communicate better with their customers, employees, and vendors.

THE ACCESS POWER SOLUTION

         We are developing our Internet-based telephony network, Access Power Advanced Communications(R), and services, FreeWebCall.com(TM) and e-button(TM), to provide a domestic and international communications network that allows customers to place calls through the Internet using traditional telephones and PCs. Unlike traditional switch-based telephone systems, we use the Internet as the backbone to complete the long distance connection, thereby eliminating the tariff fees associated with long distance carriers and providing a less costly alternative to traditional long distance telephone lines.

PRODUCTS AND SERVICES

         Access Power Advanced Communications integrates traditional telephone functions with advanced Internet-based communications technology. This service enables users to communicate over the Internet from a PC to a telephone with a significant reduction in costs over traditional telephony. Through this service, a user can place long distance telephone calls from a PC anywhere in the world over the Internet to telephones in any area where Access Power terminates calls. Currently, we have such service available for calls to telephones in the United States.

         Our FreeWebCall.com customers' experience is supported by a standards based solution featuring Microsoft's NetMeeting software, Cisco Systems hardware, and state of the art network services from Sprint. To complement our other consumer services, we offer our customers regular long distance telephone service by referring FreeWebCall.com subscribers and site visitors to purchase calling cards from Global On-line Telecom.

FREEWEBCALL.COM(TM)

         FreeWebCall.com was launched August 1, 2000. It is a sponsor-subsidized Internet Protocol telephony service whose subscribers enjoy unlimited, free calling from their Windows-based PC to any telephone in the United States. We are developing additional features to enable our subscribers to make free PC-to-PC calls and to participate in video conferencing, text chat, file sharing, program sharing, and whiteboard collaboration, which we plan to implement this year. FreeWebCall.com customers register for service and log-in to use the service at the FreeWebCall.com Website.

E-BUTTON(TM)

         The e-button software provides electronic commerce benefits to any company with a traditional call-center. This technology allows consumers viewing a company's web site to click the e-button icon, which will instantly dial a designated representative of that company, usually someone providing sales or support services. This technology allows corporate customers to voice-activate their Website, providing faster and more effective sales, customer service, or technical support.

STRATEGY

         We believe a significant commercial opportunity is emerging from the application of Internet-based products and services to the transmission of voice, video, and facsimile through the use of packetized Internet protocol networks. Access Power's objective is to be one of the world's leading providers of international Internet protocol telephony products and services. Our strategy to achieve that objective includes the provision of free Internet telephony products and services through FreeWebCall.com, the exploitation of new technology including FreeWebCall.com, and e-button; and the continued
development of enhanced products and services that utilize our international Internet protocol telephony network. We intend to capitalize on our officers' and principal employees' extensive backgrounds to develop unique services that differentiate us from our competitors and that enhance our customers' communications experience.

ENHANCE FREEWEBCALL.COM(TM)

         The launch of FreeWebCall.com expanded our service offering and provides free long distance service to our consumers. FreeWebCall.com revenue is generated by displaying advertising at the site and by receiving commissions on the sale of the products and services of other companies that are advertised and promoted on the FreeWebCall.com website. Subscribers call from their Windows-based PCs to any telephone in the United States. Additionally, we plan to develop technology that will allow customers to make free PC-to-PC calls and participate in video conferencing, text chat, file sharing, program sharing, and whiteboard collaboration.

LEVERAGE THE LOW OPERATING COSTS OF OUR NETWORK

         Internet protocol telephony calls are treated as data communications and are not subject to the expensive access fees to which standard long-distance calls are subjected. This is especially significant when it comes to international calls, where extra fees can be a significant addition to the cost of a call. Our technology enables us to offer international calling at reduced costs to customers.

         We believe that the future of telecommunications is in the value of the enhanced services a provider offers and that long-distance telephony as we know it today will become a low-priced commodity. We believe that this premise will propel Internet telephony into the mainstream of communications. Internet telephony by definition operates within computers, a medium that allows for the development of sophisticated user applications that will differentiate Internet protocol telephony from traditional telephony systems.

         Some providers are now offering free long distance calling and are supporting that business with revenues from sponsors and advertisers. We have entered that sector of the market with FreeWebCall.com. Some of the providers that entered the free, sponsor-based market have since modified their business plan to offer low cost calling or free calling on a limited usage basis.

CUSTOMER SERVICE

         We believe customer service is one of our greatest strengths. Our customer service organization's leadership team consists of professionals who have managed customer care for demanding companies.

         Access Power's operations and customer service includes a call center and e-mail response as well as the mailing of correspondence. The call handling customer support systems have been developed in-house and reside on our Website. The representative and the customer may jointly access our home page for information on topics of interest.

SALES AND MARKETING

         Our  market  includes   consumer  and  commercial   users  of  advanced
communications products and services and users of the Internet.

         Our current sales initiative is directed toward customer acquisition for our FreeWebCall.com service. We received over 225,000 subscriptions for FreeWebCall.com in 2000 and an aggregate of approximately 482,000 subscriptions as of April 2, 2001. The subscribers were generated mainly by associations with banner advertisement aggregators, marketing associations, and word of mouth.

         The target market for our PC-to-Phone service is the worldwide Internet user base. Nua Ltd. estimates that the number of worldwide users on-line will increase from approximately 98 million in 1997 to approximately 350 million by 2005. Neilsen Net Ratings measurements found that approximately 144 million people surfed the Web from home in July 2000, 35% more than the same period in 1999. The same study showed that from July 1999 to July 2000 the time people spent on the Internet increased by 26%. The International Telecommunications Union reports that during 2000, the 1.5 billion telephone users worldwide transmitted one in 33 of their global phone calls using the Internet. The ITU estimates that by 2004, 40% of calls will be web-based.

         e-button is sold to businesses that have a Website and call center. According to Yahoo!, as of September 6, 2000, there were over 575,000 business-oriented Websites worldwide. Some of these businesses also have a call center for customer service, sales, or technical support. We aim to capture a significant portion of this business market for sales of the e-button(TM) product.

FACILITIES

         Our headquarters, executive offices and customer service center are located in facilities consisting of approximately 3,000 square feet in a 13,500 square foot office building in Ponte Vedra Beach, Florida. The three-year lease on the space started September 1997 and includes two successive extension options and first right of refusal on 2,000 square feet of vacant contiguous space. The first extension option was exercised on April 1, 2000. We will pay approximately $5,000 per month rent under this lease. The first extension option was exercised on April 1, 2000. We will pay approximately $5,000 per month rent under this lease during 2001. We believe the office space is adequate for our current needs and could easily be replaced with other suitable accommodations.

         We maintains its server hardware through co-location arrangements with local exchange carriers at locations where we desire to maintain a gateway. These facilities must be climate controlled and offer the necessary telephone and electrical power services, but we believe such facilities are generally available from more than one source.

EMPLOYEES

         As of March 1, 2001 we retained 13 full time employees.

LITIGATION

         We are not currently involved in any litigation, nor do we know of any threatened against us that would have a material effect on our financial condition.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS DOCUMENT.

PLAN OF OPERATION

OVERVIEW

         Access Power, Inc. was formed in 1996 to offer Internet-based communications products and services in the U.S. and international markets. We are creating a network of Internet telephony gateway servers and Internet protocol and public switched telephone network circuits to provide voice and multimedia communications services, more commonly referred to as Internet protocol telephony.

         From our inception, we have devoted most of our efforts to technical analysis, development, procurement, implementation, testing, and the establishment of the corporate and technical policies and procedures necessary to support our business requirements. We are a development stage operation.

         Our Internet protocol telephony gateway network allows us to offer competitively priced call rates while providing premium communications features. Our current products and services are based primarily on PC-to-Phone communications. The PC-to-Phone service is done through our FreeWebCall.com service. Customers anywhere in the world can use a PC to place unlimited calls to telephones anywhere in the United States free of charge. The service is supported by advertising and product offerings from various providers that are displayed to visitors and customers of FreeWebCall.com. Depending on the particular arrangement we receive payments for the advertising impressions that are displayed or sales commissions for purchases originating from our sites.

         Since FreeWebCall.com was launched August 1, 2000 the supply, demand and pricing of Internet advertising has experienced fluctuations. The recent downward trending of on-line advertising has affected the development of the sponsor based voice over internet business to the point that our FreeWebCall.com model is being analyzed for modifications. As of April 2, 2000 FreeWebCall.com had received over 482,000 subscriptions for the service

         While in our start-up and current development stages, we tested and preliminarily introduced certain products and services, new to both the communications industry and us. To date, we have not realized revenues from sales of any products or services in amounts necessary to support all of our cash operating needs.

EXPANSION PLANS

         We believe we must expand our gateway network capacity and our customer base to achieve profitability. This expansion will be done in conjunction with the implementation of developments that will add further value to the customers of our services. Some of the developments will be low cost to us but intended to enhance the existing user experience within the free or low cost to consumer sponsor based model. Other add-ons are expected to be offered for additional charges. We are also working with various advertisers and suppliers to continue maximizing the opportunities presented by our growing site activity.

MARKETING

         Our current marketing focus is on FreeWebCall.com subscriber acquisition and the leveraging of the resultant activity by adding value to the subscriber experience and promoting or reselling various products and services. Primarily the acquisition is occurring through developing relationships with on-line link distributors who display our advertisements at selected web-sites. The links refer Internet users to our site to join the service offering. Revenue is incurred through the relationships with advertising aggregators who display advertisements on our sites and through marketing associations with suppliers of various products and services displayed at our web-sites that we resell, in most cases for commissions.

TWELVE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1999

         Total revenues for the twelve months ended December 31, 2000 increased $161,319 or 89.6% due to the increased marketing of our Net.Caller product that offered flat rate calling to any telephone in a number of countries from any PC worldwide. At year end the company was marketing FreeWebCall a sponsor based PC-to-phone service in lieu of Net.Caller.

         EXPENSES

         Product development and marketing expenses were $2,718,106 in 2000 compared to $1,015,737 in 1999, an increase of $1,702,369 or 167.6%. Telephone network costs accounted for $1,155,683 of the increase and advertising and public relations associated with product marketing accounted for $449,060 of the increase. Depreciation and amortization expenses increased $62,494. General and administrative expenses were $2,504,206 in 2000 compared to $1,642,134 in 1999, an increase of $862,072 or 52.5%. Payroll, contract labor and office staffing expenses accounted for $484,028 of the increase. Finders' fees increased $243,566 to $350,000 from $106,444, due to the increase in financing activities in 2000 compared to 1999, and the write off of receivables deemed not collectible accounted for $179,139 of the general and administrative increase.

TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1998

         REVENUES AND COSTS OF REVENUES

         Total revenues for the twelve months ended December 31, 1999 decreased $87,899 or 32.8%. Revenues from services provided increased 218.7% from $53,519 to $170,601 due to increased marketing of the company's new flat rate services. Product sales decreased 95.6% from $214,431 to $9,450 due to the initial fees received related to our Canadian venture ($24,000), the sale of equipment to that venture ($188,092) in 1998, compared to sales of solely software and service in 1999. The Canadian venture has since been terminated by mutual agreement of the parties.

         EXPENSES

         Product development and marketing expenses were $1,015,737 in 1999 compared to $731,672 in 1998, an increase of $284,065 or 38.8%. Telephone network costs increased 386.9% or $306,502 from $79,228 in 1998 to $385,086 in 1999. Gateway services expense increased $35,827 or 13% from $275,613 in 1998 to $311,440 in 1999. These expense increases were the result of expanding our network coverage and customer base. Lower depreciation and amortization of $117,402 from $321,806 in 1998 to $204,323 in 1999 or 36.5% offset some of these increases. General and administrative expenses increased $435,929 or 33.1%. Professional fees for marketing and equity financing increased $701,666 from $206,680 to $908,348 or 339.5%. These expenses were slightly offset by lower payroll of $88,775, lower travel of $37,258 and lower temporary help of $13,506 in 1999 compared to 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Since our inception, we have financed our operations through the proceeds from the issuance of equity securities and loans from stockholders and others. To date, we have raised approximately $4,340,000 from the sale of common stock and preferred stock, and have borrowed approximately $3,713,000 from investors and stockholders. Funds from these sources have been used as working capital to fund the build-out of our network and for internal operations, including the purchases of capital equipment.

         We generated negative cash flow from operating activities for the period from inception (October 10, 1996) through December 31, 2000. We realized negative cash from operating activities for the twelve months ended December 31, 2000, of ($3,145,019) compared to negative cash from operating activities of ($2,228,236) primarily due to higher net loss offset by slower payments on accounts payable. Investing activities for the period from inception through December 31, 2000 consisted primarily of equipment purchases to build out the network. Investing activities in the twelve months ended December 31, 2000, were $589,879 compared to $464,023 during the twelve months ended December 31, 1999.

         The timing and amount of our capital requirements will depend on a number of factors, including demand for our products and services and the availability of opportunities for international expansion through affiliations and other business relationships.

         We raised $100,000 in November 1998 from the sale of 100 shares of Series A Preferred Stock for $1,000 per share. In connection with this sale we also issued 60,587 shares of common stock as a finder's fee and recognized expense of $19,878 and an increase in capital stock of a like amount. We secured the services of an investment banker during December 1998. To retain the services and conserve cash, we issued 30,000 shares of stock and recognized an expense of $10,000 and an increase to capital stock of the same amount.

         We raised $25,000 in December 1998 from the sale of 25 shares of Series A Preferred Stock for $1,000 per share. In connection with this sale, the Company also paid a professional service fee of $2,000 in cash.

         We raised $75,000 in January 1999 from the sales of a total of 75 shares of Series A Preferred Stock for $1,000 per share. In connection with one of these sales, we also issued 27,777 shares of common stock as a finder's fee and recognized expense of $7,500 and an increase to capital stock of the same amount. We received $150,000 as a good faith deposit with the letter of intent and issued 1,500,000 shares of common stock in return to the investor.

         We issued 512,000 shares of common stock in exchange for a debt repayment and the interest due thereon in April 1999. We issued 2,630,000 shares of common stock upon the exercise of employee stock options for $1,257,100 in June 1999. We issued $1,000,000 of 6% convertible debentures in September of 1999 and $200,000 of 6% convertible debentures in December of 1999.

         We issued $800,000 of 6% convertible debentures in January of 2000, $2,500,000 of 6% convertible debentures in February of 2000, $200,000 of 6% convertible debentures in August of 2000, and $100,000 of 6% convertible debentures in September of 2000.

         Our financing activities for the twelve months ended December 31, 2000, provided a net total of $3,536,456. Cash at the end of that period was $15,452. As of March 16, 2000, we had cash of $184,000 and working capital of ($546,000).

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


         Our executive officers and directors and their ages as of March 1, 2001 are as follows:



NAME                           AGE    POSITION

Glenn A. Smith                  45    President, Chief Executive Officer, and
                                      Director

Tod R. Smith                    39    Chief Technology Officer, General Counsel,
                                      and Director

Maurice J. Matovich             41    Chief Operations Officer and Director

Howard Kaskel                   55    Chief Financial Officer

         GLENN A. SMITH has served as our President, Chief Executive Officer, and a director since our formation in 1996. He has over twenty years experience in developing interactive systems and Internet-based businesses and services. From 1992 to 1996, Mr. Smith was self-employed as a developer of advanced computer telephony systems and services.

         TOD R. SMITH has served as our Chief Technology Officer and General Counsel since 1998 and as a director since 1997. Mr. Smith worked at AT&T as a Technical Staff member specializing in computer consulting and the development of software from 1988 to 1998.

         MAURICE MATOVICH has served as our Chief Operating Officer since 1998 and as a director since 1997. Mr. Matovich served as a manager at AT&T where he specialized in high-tech operations management, client relations, and shareholder relations from 1984 to 1997.

         HOWARD KASKEL has served as our Chief Financial Officer since 1998. Mr. Kaskel also is currently a limited partner with Tatum CFO Partners, LLP, a partnership of career chief financial officers. From 1996 to 1997, Mr. Kaskel served as the Chief Financial Officer of DeFalco Advertising and as the Chief Financial Officer of Pinnacle Site Development Inc. until joining us in 1998. He was a partner at Kaskel, Solowiei & Associates, a financial consulting firm, from 1993 to 1996, where he advised companies regarding acquisitions, divestitures, and business planning.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the annual compensation for services in all capacities to us for the year ended December 31, 2000 with respect to the Chief Executive Officer and the Chief Financial
Officer:

                                                     Annual Compensation            Long-Term Compensation Awards
----------------------------------------------------------------------------------------------------------------------
    Name and Principal Position        Year                Salary                 Securities Underlying Options (#)
------------------------------------------------------------------------------- --------------------------------------
          Glenn A. Smith,              2000                $96,000                           4,650,000
      Chief Executive Officer          1999                $96,000                           4,700,000
                                       1998                $96,000                             100,000

          Howard L. Kaskel             2000               $108,000                           1,093,000
      Chief Financial Officer          1999               $113,750                           1,205,500
                                       1998               $ 35,750                                --

STOCK OPTIONS

         The following table summarizes certain information regarding options to purchase common stock granted to the Chief Executive Officer during the year ended December 31, 2000. We did not grant any stock appreciation rights in 2000.

                                         Option/SAR Grants in Last Fiscal Year
                                                  (Individual Grants)
----------------------------------------------------------------------------------------------------------------------
                           Number of Securities   Percent of Total Options/    Exercise or Base
                           Underlying Options/    SARS Granted to Employees          Price
Name                         SARs Granted (#)           in Fiscal Year              ($/Sh)          Expiration Date
----------------------------------------------------------------------------------------------------------------------
Glenn A. Smith                  240,000                      24.81%                 $ 0.51              05/10/10
Howard L. Kaskel                187,500                      18.61%                 $ 0.51              05/10/10

         The following table summarizes the number and value of unexercised options held by the Chief Executive Officer as of December 31, 2000. The Chief Executive Officer did not exercise any options in the year ended December 31, 2000.

                          FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------
                            Number of Securities         Value of Unexercised
                           Underlying Unexercised        in-the-Money Option/
                               Options/SARS At              SARs at Fiscal
                             Fiscal Year-End (#)             Year-End ($)
                                Exercisable/                 Exercisable/
                                Unexercisable                Unexercisable
    Name
---------------------      ------------------------      ----------------------
Glenn A. Smith                    200,000/0                       (1)
                                4,100,000/0                       (1)
                                  100,000/0                       (1)
                                  250,000/0

Howard L. Kaskel                  150,000/0                       (1)
                                  518,000/0                       (1)
                                  232,000/0                       (1)
                                   37,500/0                       (1)
                                  187,500/0                       (1)

(1) At December 31, 2000 there were no unexercised stock options that were in-the-money.


EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Howard L. Kaskel in September of 1999. The agreement provides that Mr. Kaskel will serve as our Chief Financial Officer on a part-time basis (four days per week) for $10,800 per month which includes a base salary of $9,000 and a retainer of $1,800 for Tatum CFO Partners, LLP, of which Mr. Kaskel is a partner. Additional days are paid at the rate of $660 per day. There is no cap on the additional salary that could be payable. The average maximum salary per month under the agreement (including the base salary and additional days) would be approximately $19,380. The agreement is terminable by us upon thirty days written notice with all payments required pursuant to the agreement to be paid on or before the termination date. We do not have employment agreements with any other of our executive officers.

DIRECTOR COMPENSATION

         The directors have not received compensation for their duties as members of the board of directors, and we have no current plans to compensate directors for serving on the board in the future.

STOCK INCENTIVE PLAN

         In June of 1997, we adopted our Stock Incentive Plan to provide selected employees and affiliates rendering services to us or our affiliates an opportunity to purchase our common stock. The Stock Incentive Plan promotes our success and enhances our value by linking the personal interests of participants to those of our shareholders and by providing participants with an incentive for outstanding performance. Awards under the Stock Incentive Plan may be structured as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, for employees or as non-qualified stock options for any participant. The aggregate number of shares of common stock with respect to which options may be granted pursuant to the Stock Incentive Plan cannot exceed 2,500,000 shares.

         Incentive stock options are subject to certain limitations, including the requirement that such options be granted with an exercise price no less than the fair market value of the common stock at the date of grant and that the value of stock with respect to which the options are exercisable by a participant for the first time in any year may not exceed $100,000, based on the fair market value of the stock at the date of grant. In addition, incentive stock options may not be granted to employees who own more than ten percent of the combined voting power of all classes of our voting stock, unless the option price is at least 110% of the fair market value of the common stock subject to the option and unless the option is exercisable for no more than five years from the grant date.

         The compensation committee of our board of directors has discretion to set the terms and conditions of options, including the term, exercise price, and vesting conditions, if any; to determine whether the option is an incentive stock option or a non-qualified stock option; to select the persons who receive such grants; and to interpret and administer the Stock Incentive Plan.


         As of the date of this prospectus, options to purchase an aggregate of 10,113,000 shares of common stock have been granted under the Stock Incentive Plan and were outstanding, including options for 4,650,000 shares of common stock issued to Glenn A. Smith and options for 1,093,000 shares of common stock issued to Howard L. Kaskel. Mr. Smith's options have an exercise price of $0.11 per share for 4,100,000 shares, $0.54 per share for 100,000 shares, $0.22 per share for 150,000 shares, $0.11 per share for 518,000 shares, $0.54 per share for 37,500 shares, and $0.51 per share for 187,500 shares.


RELATED PARTY TRANSACTIONS

         On September 30, 1999, we entered into Share Exchange Agreements with our executive officers whereby the officers were issued one share of Series B Convertible Preferred Stock for each one thousand shares of common stock presented. Glenn Smith, Tod Smith, Maurice Matovich, and Howard Kaskel received 2,662, 640, 450, and 200 shares of Series B Convertible Preferred Stock, respectively. In January of 2000, the Series B Convertible Preferred Stock was converted back to common stock.

                           CERTAIN MARKET INFORMATION

PRICE RANGE OF COMMON STOCK


         Our common stock is traded over-the-counter and quoted on the OTC electronic bulletin board under the symbol "ACCR" on a limited and sometimes sporadic basis. Quoting began in December of 1997. The reported high and low bid prices for the common stock are shown below for the indicated periods through March 31, 2001. The prices presented are bid prices that represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions. As of March 16, 2001, there were approximately 314 shareholders of record of our common stock.


                                         BID
                                         ---
                                   LOW        HIGH
                                   ---        ----

1998
----
First Quarter                      $0.81      $1.38
Second Quarter                     $1.38      $4.06
Third Quarter                      $0.53      $2.19
Fourth Quarter                     $0.22      $0.75

1999
----
First Quarter                      $0.08      $0.33
Second Quarter                     $0.12      $1.56
Third Quarter                      $0.30      $0.79
Fourth Quarter                     $0.20      $0.97

2000
----
First Quarter                      $0.37      $3.47
Second Quarter                     $0.43      $1.43
Third Quarter                      $0.22      $0.47

Fourth Quarter                     $0.09      $0.29


2001
----
First Quarter                      $0.05      $0.13


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by Grandview that it has obtained under the investment agreement. We will receive, however, the sale price of any common stock purchased by Grandview under the investment agreement and upon the exercise of outstanding warrants held by Grandview.


         We will not receive any of the proceeds from the sale of shares by the other selling shareholders. We will receive, however, $7,107,115 if all outstanding warrants and options to purchase common stock are exercised by the selling shareholders. We expect to use the proceeds of any such sales for general working capital purposes.

                       PRINCIPAL AND SELLING SHAREHOLDERS

OVERVIEW


         Shares of our common registered for resale under this prospectus will constitute 75.08% of our issued and outstanding common shares after giving effect to the shares registered for resale hereunder. The number of shares we are registering is based in part on our good faith estimate of the number of shares we will issue to Grandview Court, LLC under the investment agreement. The number of shares we are registering for issuance under the investment agreement may be higher than the number we actually issue under the investment agreement. The remaining shares we are registering are based upon shares held by, or underlying convertible securities held by, the other selling shareholders.

         Grandview is engaged in the business of investing in publicly traded equity securities for its own account. Grandview's principal offices are located in the Cayman Islands. Other than the shares registered hereunder, Grandview does not own any of our securities as of the date of this prospectus, and it has no other commitments or arrangements to purchase or sell any of our securities other than its obligation to purchase common shares under the investment agreement. There are no business relationships between Grandview and us other than as contemplated in the investment agreement. Grandview's managers will be solely responsible for making investment decisions with regard to the common stock purchased by Grandview from us.

         Madison and Wall has acted as placement agent in connection with the investment agreement. Madison and Wall introduced Grandview to us, and its duties as placement agent were undertaken on a reasonable best efforts basis only. Madison and Wall made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Pursuant to our agreement with Madison and Wall, we will pay to Madison and Wall an amount equal to 3% of the purchase price, less fees, that we receive from the issuance of shares of common stock to Grandview pursuant to each request for cash under the investment agreement.

         This prospectus covers 51,659.562 shares of common stock held by Bamboo Investments LLC, including 1,400,000 that are underlying presently exercisable warrants to purchase common stock. Pursuant to this prospectus and previous registration statements, Bamboo may resell the 51,659,562 shares of our common stock that it owns. The decision to sell our common stock will be made by Bamboo's officers and board of managers.

         The table below sets forth certain information regarding the beneficial ownership of the common stock, as of March 30, 2001, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, Chief Executive Officer, and our Chief Financial Officer, (iii) all directors and executive officers as a group, and
(iv) the selling shareholders.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

                                                          Shares Beneficially Owned               Shares Beneficially
                                                            Prior to the Offering                   Owned After the
                                                                                                       Offering
                                                ----------------------------------------------- ------------------------

                                                                             Number of Shares
Beneficial Owner                                   Number      Percentage     to be Sold(13)      Number    Percentage
----------------                                   ------      ----------     ----------          ------    ----------
Glenn A. Smith(1)                                 7,056,500          7.7%          4,650,000     2,406,500           *
Tod Smith(2)                                      2,540,000          2.8%          1,900,000       640,000           *
Maurice J. Matovich(3)                            2,094,750          2.3%          1,800,000       294,750           *
Howard L. Kaskel(4)                               1,093,000          1.2%          1,093,000             -           *
Bamboo Investors LLC(5)                          51,569,562         37.2%         51,569,562             -           -
Grandview Court, LLC(6)                         200,000,000         69.6%        200,000,000             -           -
Keith Alan St.Cyr                                   650,000             *            650,000             -           -
All directors and executive officers as a group  12,784,250         13.3%          9,443,000     3,341,250         1.0
(4 persons) (1)(2)(3)(4)
--------------------
*Less than 1%.

(1) Includes 10,400 shares of common stock held for a minor child and 4,050,000 shares subject to presently exercisable options. Mr. Smith is our Chief Executive Officer and President, and is a director.


                                       26

(2)      Includes 1,900,000 shares subject to presently exercisable options. Mr.
         Smith is our Chief Technology Officer and General Counsel, and is a director.

(3)      Includes 1,800,000 shares subject to presently exercisable options. Mr.
         Matovich is our Chief Operations Officer and a director.

(4)      Includes 1,093,000 shares subject to presently exercisable options. Mr.
         Kaskel is our Chief  Financial  Officer  and is also a partner of Tatum
         CFO Partners, LLP.

(5) Includes (i) 1,400,000 shares of common stock issuable upon exercise of presently exercisable warrants and (ii) 49,901,176 shares issuable upon conversion of certain convertible debentures that the holder may acquire pursuant to its exercise of a special warrant based upon the three-day average share price of $0.0414.

(6)      Includes shares or warrants issuable in the future under the investment
         agreement  that  are  not  registered   pursuant  to  the  registration
         statement  of which  this  prospectus  is a part.  The number of shares issuable  will be determined by a formula  described  under  INVESTMENT
         AGREEMENT.


         The actual number of shares of common stock deemed to be beneficially owned and offered by Bamboo and Grandview cannot be determined at this time and could be materially less or more than this estimated number depending on the future market price of our common stock.


                              PLAN OF DISTRIBUTION

GENERAL

         Grandview is offering the shares of our common stock for its account as a statutory underwriter, and not for our account. We will not receive any proceeds from the resale of our common stock by Grandview. Grandview will be offering for sale up to 200,000,000 shares of our common stock acquired by it pursuant to the terms of the investment agreement more fully described below and the warrants we issued to it in connection with the investment agreement. Grandview has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of our common stock to it and will be acting as an underwriter in its resales of our common stock under this prospectus. Grandview has, prior to any sales, agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase shares of our common stock in violation of any applicable state and federal securities laws, rules, and regulations and the rules and regulations governing the OTC electronic bulletin board.

         To permit Grandview to resell the shares of our common stock issued to it under the investment agreement, we agreed to register those shares and to maintain that registration. Therefore, we have agreed with Grandview that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder to keep it effective until the earlier of (i) the date as of which Grandview may sell all of the securities it holds without restriction pursuant to Rule 144(k) promulgated under the 1933 Act or (ii) the date on which (A) Grandview has sold all the common stock required to be registered under the investment agreement;
(B) Grandview has no right to acquire any additional shares of common stock under the investment agreement; or (C) Grandview has no right to receive common stock underlying the warrants we are required to issue to it pursuant to the investment agreement.

         Grandview is subject to the applicable provisions of the Exchange Act of 1934, including without limitations, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of our common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In connection with the transactions in our common stock, we also will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitations, the rule set forth above. These restrictions may affect the marketability of the shares of our common stock owned by Grandview.

         All the selling security holders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers, or dealers regarding the distribution and resale of the shares or warrants. If we are notified by a selling security holder that any material arrangement has been entered into with an underwriter for the sale of their shares or warrants, then, to the extent required under the Securities Act of 1933 or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed to disclose the following information as we believe appropriate: (i) the name of the participating underwriter; (ii) the number of the shares or warrants involved; (iii) the price at which such shares or warrants are to be sold, the commissions to be paid, or discounts or concessions to be allowed to such underwriter; and (iv) other facts material to the transaction.

         Neither the shares nor warrants have been registered for sale by the selling security holders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in these securities should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

         We expect that the selling security holders will sell their securities covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling security holders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling security holders and/or the purchasers of the securities for whom they may act as agent (and thus compensation may be in excess of customary commissions). The selling security holders and any broker-dealers that participate with the selling security holders in the distribution of shares may be deemed to be underwriters and commissions received by them and any profit on the resale of securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the selling security holders will sell any or all of the common stock or warrants offered by them hereunder.

         Sales of the securities on the OTC electronic bulletin board or other trading system may be by means of one or more of the following:

         (i) a block trade in which a broker or dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; and

         (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls, and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. In addition, from time to time a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

         The selling security holders are not restricted as to the price or prices at which they may sell their share of common stock or warranties. Sales of such securities at less than market prices may depress the market price of our common stock. Moreover, the selling security holders are not restricted as to the number of shares or warrants that may be sold at any one time.

         The selling security holders will pay all commissions and their own expenses, if any, associated with the sale of our common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. We have agreed to pay such expenses of Grandview as set forth in the table below.

         On March 30, 2001, the closing bid price for our common stock was $0.051 and the average daily trading volume for the last 30 trading days ended March 30, 2001 was 555,040. If this market price and average trading volume remained constant over the 18-month period of the investment agreement, each request would be capped at $100,000. Under this example, we would issue 56,644,880 shares to Grandview at $0.0459 per share, a ten percent discount to the volume-weighted average daily bid price of our common stock (not including warrants to be issued in connection with such sales); provided that we do not exceed the limit contained in the investment agreement or Grandview's total beneficial ownership of common stock described below, and we have enough authorized shares. Presuming we issue all 56,644,880 shares issuable under the investment agreement based on the closing price and volume of our common stock at March 30, 2001 and that we do not exceed the limit contained in the investment agreement or Grandview's total beneficial ownership of common stock described below and we have enough authorized shares, we will pay underwriting compensation to and expenses for Grandview, and other offering expenses as follows:

                                                 UNDERWRITING COMPENSATION AND EXPENSES

          --------------------------------------------------------------------------------------------------
                                                                    PER SHARE                 TOTAL
          --------------------------------------------------------------------------------------------------
          Discount to Grandview(1) (10%)                             $0.0051               $288,888.89
          --------------------------------------------------------------------------------------------------
          Expenses payable on behalf of Grandview
          --------------------------------------------------------------------------------------------------
               Escrow fees(2)                                         0.0009                 52,000.00
          --------------------------------------------------------------------------------------------------
         Estimated offering expenses(3)
          --------------------------------------------------------------------------------------------------
               SEC filing fee                                         0.0001                  3,612.97
          --------------------------------------------------------------------------------------------------
               Accountant's fees and expenses                          --                       250.00
          --------------------------------------------------------------------------------------------------
               Legal fees and expenses                                 --                    10,000.00
          --------------------------------------------------------------------------------------------------

          --------------------------------------------------------------------------------------------------
          Total                                                      $0.0063               $354,751.86
          --------------------------------------------------------------------------------------------------


(1) We are obligated to issue warrants for shares totaling 25% of the number of shares issued to Grandview under the investment agreement. These warrants are described in more detail below.

(2) Assumes the highest fee payable to the escrow agent at the closing of each request for cash from Grandview. This fee will range from $500 to $2000, depending upon the amount of the request.

         We have advised the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to sales in the market of the common stock offered hereby. We have also advised the selling security holders of the requirement for the delivery of this prospectus in connection with resale's of the securities.

REGISTRATION RIGHTS OF GRANDVIEW

         We granted registration rights to Grandview to enable it to sell the shares of our common stock that it purchases under the investment agreement. In connection with such registration, we will have no obligation to:

        o assist or cooperate with Grandview in the offering or disposition of such shares;

        o indemnify or hold harmless the holders of any such shares (other than Grandview) or any underwriter designated by such holders; or

        o obtain a commitment from an underwriter relative to the sale of any such shares.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus forms a part.

0EGISTRATION RIGHTS OF OTHER SELLING SHAREHOLDERS

         We granted registration rights to certain of the remaining selling shareholders that are similar to the ones granted to Grandview to enable them to sell the shares of our common stock. In connection with any such registration, we will have no obligation to:

        o assist or cooperate with the selling shareholders in the offering or disposition of such shares;

        o indemnify or hold harmless the holders of any such shares (other than Bamboo Investors, LLC) or any underwriter designated by such holders;

        o obtain a commitment from an underwriter relative to the sale of any such shares; or

        o   include such shares within any underwritten offering we do.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus forms a part.


                              INVESTMENT AGREEMENT

OVERVIEW

         We entered into an investment agreement with Grandview Court, LLC, a Cayman Islands limited liability company, on November 13, 2000, for the future issuance and purchase of shares of our common stock. The investment agreement establishes what is sometimes termed an equity line of credit.

         In general, the agreement operates like this: the investor, Grandview, has committed to provide us up to $30 million as requested by us over an 18-month period in return for common stock we issue to Grandview. Once every 11 trading days, we may request between $100,000 and $5,000,000. The maximum amount we actually can request will be determined by multiplying 1.5 times the volume-weighted average daily price of our common stock and the average trading volume for the 30 trading days prior to our request.

         We use the formulas in the investment agreement to determine the number of shares we will issue to Grandview in return for the requested money. The formulas for determining the actual request amounts, the number of shares we issue to Grandview, and the price per share paid by Grandview are described below. The aggregate total of all requests cannot exceed $30 million. For the ten trading days preceding our request and the period between our request and Grandview's payment, the volume weighted average price of our stock must be at least $75,000, unless Grandview agrees to waive this requirement. We are under no obligation to make a request during any period.

         The per share dollar amount Grandview pays for our common stock for each request includes a seven percent to ten percent discount to the average of the three lowest closing bid prices during the ten day period after our request, weighted by trading volume. The amount of the discount depends on the variance between the average closing bid price on November 13, 2000, $0.16, and the average of the lowest three closing bid prices during the ten days immediately subsequent to our request for cash from Grandview. Subject to the conditions of the investment agreement, Grandview has agreed to provide to us the amount of the request less an escrow agent fee of between $500 and $2000, depending upon the amount of the request, in exchange for shares of our common stock.

         Our agreement with Madison and Wall, the placement agent who introduced Grandview to us, obligates us to pay to Madison and Wall an amount equal to 3% of the purchase price, less fees, we receive from the issuance of common stock to Grandview pursuant to each request for cash under the investment agreement.

         We have issued to Grandview warrants to purchase 225,000 shares of our common stock on a cash or cashless basis with an exercise price of $0.192, which was the 120% of the closing bid price on November 13, 2000, the closing date, subject to adjustment as provided in the investment agreement. The warrants expire November 13, 2003.

         We have registered an additional 48,383,626 shares of common stock for issuance pursuant to warrants that are required to be issued to Grandview each time Grandview purchases common stock from us. At the end of each 10-day request period, we will issue to Grandview warrants to purchase additional common stock equaling 25% of the common stock purchased by Grandview during that period. These warrants will have an exercise price of 120% of the average purchase price paid by Grandview during the 10-day request period.

         The investment agreement does not permit us to request funds if the issuance of shares of common stock to Grandview pursuant to the request would result in Grandview owning more than 4.99% of our outstanding common stock on the request date.

THE REQUEST PROCEDURE AND THE STOCK PURCHASES

         We may make a request for cash by faxing a notice to Grandview that states the amount we wish to request.

AMOUNT OF THE REQUEST

         No request can exceed the lesser of $5,000,000 and the capped amount that is derived from multiplying the average of the volume weighted average price for the 30 trading days immediately preceding our request by 1.5. The maximum amount of each request can be increased or decreased if agreed to by Grandview and us.

PRICE OF SHARES

         The price at which Grandview will purchase our common stock will be determined as follows:

         (i) If the average closing bid price on the date the request is issued is less than $0.16 the common stock will be purchased at 90% of the average of the lowest three closing bid prices during the ten days immediately subsequent to our request; and

         (ii) for every $1 increase over $0.16 the shares will be purchased for 1% more, to a maximum of 93% of the average of the lowest three closing bid prices during the ten days immediately subsequent to our request.

NECESSARY CONDITIONS BEFORE GRANDVIEW IS OBLIGATED TO PURCHASE OUR SHARES

         The following are some of the conditions that must be satisfied before Grandview is obligated to purchase the shares of common stock that we wish to sell from time to time:

        o A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available for making resales of the common shares purchased by Grandview;

        o Our common stock must remain listed on the OTC electronic bulletin board or must be listed on another stock exchange or on NASDAQ;

        o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, nor must a purchase, tender, or exchange offer have been made to, and accepted by, the holders of more than 30% of our voting stock;

        o We must be in compliance with our obligations under the investment agreement and related agreements, and we must not be in breach of, or in default under, any material provision of the investment agreement or related agreements.

        o There can be no material adverse change in our business, operations, properties, prospects, or financial condition;

        o No injunction may be issued, or action commenced by a governmental authority, prohibiting the purchase or the issuance of our common stock;

        o No statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits consummation of the transactions contemplated by the investment agreement;

        o No litigation or proceeding or any investigation by any governmental authority can be pending or threatened against us or Grandview seeking to restrain, prevent, or change the transactions contemplated by the investment agreement or seeking damages in connection with such transactions; and

        o   We may not have filed for protection from creditors.

RESTRICTIONS ON FUTURE FINANCINGS

         The investment agreement limits our ability to raise money by selling our securities for cash at a discount to the market price. Pursuant to the investment agreement, for a period of one year after the date of this prospectus, we may not, without the prior consent of Grandview, offer, sell, grant any option to purchase, or otherwise dispose of any of our common stock or securities convertible into common stock at a price that is less than the market price of our common stock at the time of such issuance. If we need additional financing, Grandview has a right of first refusal to provide the financing to us. If Grandview does not wish to provide the financing to us, we may obtain the financing through the disposition of our common stock or securities convertible into common stock to a third party. There are exceptions to this limitation in the following situations:

        o Shares, options, or warrants issued pursuant to our stock option plan;

        o Shares issued upon the exercise of any currently outstanding warrants or options and upon conversion of any currently outstanding convertible debenture;

        o Shares issued in connection with the capitalization or creation of a joint venture with a strategic partner;

        o Shares issued in connection with an acquisition by us of another company; and

        o Shares issued in a bona fide public offering by us of our securities.

COSTS AND FEES ASSOCIATED WITH THE TRANSACTION

         At the closing of the transaction on November 13, 2000, we delivered the requisite opinion of counsel to Grandview and paid the escrow agent, Joseph LaRocco, P.C., $15,000 for his legal, administrative, and escrow costs. In addition, each time we issue common stock to Grandview in return for cash, we will pay Mr. LaRocco an escrow agent fee of between $500 and $2,000, depending upon the amount of money we request from Grandview. Finally, pursuant to our agreement with Madison and Wall, the placement agent who introduced Grandview to us, we will pay to Madison and Wall an amount equal to 3% of the purchase price, less fees, that we receive from the issuance of shares of common stock to Grandview pursuant to each request for cash under the investment agreement, as described above.

         We also issued warrants for 225,000 shares to Grandview in connection with the closing of the investment agreement. See DESCRIPTION OF WARRANTS.

TERMINATION OF THE STOCK PURCHASE AGREEMENT

         The investment agreement will automatically terminate upon the earlier of the date that:

        o Grandview has purchased an aggregate of $30,000,000 of our common stock;

        o   Is  18  months  after  the  effective  date  of  this   registration
            statement.

        o   We file for protection from creditors;

        o We issue or sell any equity securities or securities convertible into or exchangeable for equity securities without the prior written consent of Grandview if the primary purpose of such issuance or sale is the raising of capital;

        o Trading in our common stock is suspended by the Securities and Exchange Commission or the OTC electronic bulletin board for a period of five consecutive trading days;

        o We suffer a material adverse change in our business, operations, properties, or financial condition;

        o The resale of our common stock by Grandview ceases to be registered under the Securities Act of 1933; or

        o Our common shares are delisted from the OTC electronic bulletin board unless such delisting is in connection with the listing of such shares on a comparable stock exchange or The NASDAQ Stock Market.

         Additionally, the investment agreement may be terminated by mutual agreement of Grandview and us.

INDEMNIFICATION OF GRANDVIEW

         Grandview is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Grandview to us for inclusion in the registration statement and prospectus.

         We are entitled to indemnification from Grandview for any losses or liabilities suffered by us as a result of any misrepresentation or breach of any representation or warranty made by Grandview in the investment agreement or related agreements.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Through the date of this prospectus, there has been only limited over-the-counter trading of our common stock by certain market makers who have registered to enter quotes on the common stock on the OTC electronic bulletin board. We have no plans to list the common stock on The NASDAQ National Market System or on any national securities exchange. Sales of substantial amounts of shares of our common stock in the public market following the offering, or the perception that such sales could occur, could adversely affect the market price of the common stock prevailing from time to time and could impair our ability to raise capital in the future through sales of our equity securities.

         Assuming conversion of the $2,010,000 of 6% convertible debentures, the exercise of warrants to purchase 1,400,000 shares of common stock and options to purchase 10,713,000 shares of common stock, and the purchase of 200,000,000 shares from us by Grandview pursuant to the investment agreement, we will have a total of 348,630,475 shares of common stock outstanding after the offering.(1) Shares in the amount of up to 261,752,562 offered for sale by the selling shareholders, if sold under this registration, 83,389,913 shares sold by selling shareholders under previous registrations, and 3,578,000 shares of common stock previously sold by us pursuant to an exemption under Regulation 504 will, after the offering, be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 described below. The remaining shares of common stock are "Restricted Securities" as defined in Rule
144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as pursuant to Rule 144, which rule is summarized below. We are aware that some shares have been sold in reliance on Rule 144.


SALES OF RESTRICTED SECURITIES

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities, as defined in Rule 144, for at least one year, including a person who may be deemed our affiliate, is entitled to sell, within a three-month period, a number of shares of our common stock that does not exceed the greater of one percent of the then-outstanding shares of common stock (after giving effect to the shares registered hereunder, approximately 3,486,305 shares) and the average weekly reported trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice, and availability of current public information about us. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the offering, without regard to the volume limitations, manner of sale provisions, or notice or other requirements of Rule
144. In meeting the one-and two-year holding periods described above, the holder of restricted securities can include the holding periods of a prior owner who is not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate.

--------------------
(1)  Assumes the conversion of debentures into 2,250,000 shares of common stock.


                          DESCRIPTION OF CAPITAL STOCK

         At a special meeting on March 7, 2001, our shareholders approved an increase in our authorized capital stock to 500,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. Of the preferred stock, 1,200 shares have been designated as Series A Convertible Preferred Stock and 4,000 shares have been designated as Series B Convertible Preferred Stock. Of the preferred stock, none are outstanding. The following summary of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, that are included as exhibits to the Registration Statement of which this prospectus forms a part, and the applicable provisions of the Florida Business Corporation Act.

COMMON STOCK

         Holders of common stock are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. The holders of a majority of the outstanding shares of common stock, along with the holders of any outstanding preferred stock, voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. Subject to any outstanding shares of preferred stock, all shares of common stock are entitled to share equally in such dividends as our Board of Directors may, in its discretion, declare out of sources legally available therefor. See DIVIDEND POLICY. Upon our dissolution, liquidation, or winding up, holders of common stock are entitled to receive on a ratable basis, after payment or provision for payment of all our debts and liabilities and any preferential amount due with respect to outstanding shares of preferred stock, if any, all our assets available for distribution, in cash or in kind. Holders of shares of common stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of common stock are fully paid and non-assessable.


PREFERRED STOCK

         Holders of our preferred stock are entitled to vote the number of shares as is equal to the number of shares of common stock into which the preferred stock is convertible on the record date for voting or written consent eligibility. The preferred shareholders have voting rights and powers equal to the voting rights and powers of the common stock, and do not have cumulative voting rights in the election of directors. The preferred shareholders do not have any preference with respect to dividends or other distributions, except for the liquidation preference described below. Any dividends declared by our Board of Directors will be made to the holders of common stock and preferred stock pro rata as if the preferred stock had been converted into common stock on the record date for the payment of the dividend. See DIVIDEND POLICY. Our preferred shareholders do not have preemptive rights or other subscription rights, or any rights to share in any sinking fund. The special rights to which the preferred shareholders are entitled are set forth below.

SERIES A PREFERRED STOCK

         Upon our dissolution, liquidation, or winding up, holders of Series A preferred stock are entitled to receive on a ratable basis, after payment or provision for payment of all our debts and liabilities, prior to and in preference to any distribution to our other shareholders, the amount of $1,500 per share. If there are insufficient funds to fulfill this preference, then all assets or surplus funds will be distributed pro rata to the Series A shareholders. Any surplus that remains after this distribution is completed shall be distributed to the Series B preferred shareholders in accordance with the provisions set forth below and then to the common shareholders. Each share of Series A preferred stock is convertible into the number of shares of common stock (rounded to the nearest whole number) equal to $1,000 divided by 65% of the average market price of the common stock for the five trading days previous to the date on which the conversion occurs. There are no outstanding shares of Series A preferred stock.

SERIES B PREFERRED STOCK.

         Upon our dissolution, liquidation, or winding up, holders of Series B preferred stock are entitled to receive on a ratable basis, after payment or provision for payment of all our debts and liabilities including the preference to any outstanding shares of our Series A preferred stock, prior to and in preference to any distribution to our common shareholders, the amount of $0.001 per share. If there are insufficient funds to fulfill this preference, then all assets or surplus funds will be distributed pro rata to the Series B shareholders. Any surplus that remains after this distribution is completed shall be distributed pro rata among the common and Series B preferred shareholders. Each share of Series B preferred stock is convertible into 1,000 fully paid and nonassessable shares of common stock. There are no shares of Series B preferred stock outstanding.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Our Amended and Restated Bylaws contain certain provisions, described below, that could delay, defer, or prevent a change in control of us if the board of directors determines that such a change in control is not in the best interests of us and our shareholders, and could have the effect of making it more difficult to acquire us or remove incumbent management.

         CLASSIFIED BOARD. Under our Bylaws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Our Bylaws provide that any director may be removed from office, but only for cause by an affirmative vote of at least two-thirds of the outstanding capital stock entitled to vote in the election of directors. Our Bylaws also provide that any vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum.


         SPECIAL VOTING REQUIREMENTS. Our Bylaws provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by unanimous written consent. The Bylaws provide that special meetings of the shareholders may be called only by a majority of the members of the board of directors. Under our Bylaws, shareholders are required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the board of directors. Our Bylaws contain provisions requiring the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class and series of our capital stock entitled to vote in the election of directors cast at a meeting of the shareholders for that purpose.

         INDEMNIFICATION AND LIMITATION OF LIABILITY. The Florida Business Corporations Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the party must have had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Florida law require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he was a party by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive, and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under Florida law. Access Power's Bylaws provide for the indemnification of our directors and executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit, or proceeding that the director or executive officer was a party to by reason of the fact that he is or was one of our directors or executive officers upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

         Under Florida law, a director is not personally liable for monetary damages to us or any other person for acts or omissions in his capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them, which constitute negligence, or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available. The foregoing provisions of Florida law and the Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, us.

         Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         AMENDMENTS OF THE ARTICLES AND BYLAWS. Certain provisions of our Articles and Bylaws, including those pertaining to a classified board, special meetings of shareholders, removal of directors, and director liability and indemnification, may be amended only by the affirmative vote of two-thirds of the shares of our capital stock entitled to vote in the election of directors.

CERTAIN STATUTORY PROVISIONS

         The Florida Business Corporations Act provides for special voting requirements to approve affiliated transactions unless the transaction falls under one or more enumerated exceptions.

                             DESCRIPTION OF WARRANTS

         Bamboo Investors, LLC is the holder of three separate sets of warrants. Two of the sets of warrants were issued in connection with the sale of $2,500,000 of convertible debentures. The first set of warrants may be exercised to purchase 500,000 shares of common stock. The second set of warrants may be exercised to purchase an additional $2,500,000 of convertible debentures as well as to purchase, for a price of $100, another warrant to purchase 500,000 shares of common stock. All of the common stock warrants entitle the holder to purchase common stock for $2.20 per share (subject to possible anti-dilution
adjustments).   The  warrants   expire  on  February  28,  2003,  and  they  are
transferable.

         The third set of warrant held by Bamboo may be exercised to purchase 400,000 shares of common stock for $0.42 per share (subject to possible anti-dilution adjustments). The warrants expire on September 30, 2002, and they are transferable.

         Grandview Court, LLC is the holder of two separate sets of warrants, both of which were issued in connection with the investment agreement. The first set of warrants may be exercised to purchase 225,000 shares of common stock at an exercise price of $0.192 per share. The warrants expire November 13, 2003, and they are transferable. The second set of warrants may be exercised to purchase the number of shares of common stock equal to 25% of the shares issued of common stock to Grandview each time we make a request for cash from Grandview. These warrants will have an exercise price of 120% of the price at which we issue the shares of common stock to Grandview pursuant to the request. The warrants will expire three years from the date they are issued, and they are transferable.

                    DESCRIPTION OF 6% CONVERTIBLE DEBENTURES

         We have sold $2,800,000 of our 6% convertible debentures due February 28, 2002 and have issued a warrant to the same investor to purchase an additional $2,200,000 of such debentures as well as another warrant to purchase 1,000,000 shares of common stock. Interest on the debentures is due at maturity, and it may be paid in shares of common stock at our option. The number of shares issuable for interest would be determined at the same rate as principal under the debentures can be converted. Principal and accrued interest under the debentures may be converted at any time by the holder thereof into a number of shares equal to the quotient obtained by dividing the amount to be converted by the applicable conversion price. The applicable conversion price is the lesser of $2.20 and an amount equal to eighty percent of the average of the three lowest daily closing bid prices during the twenty-two trading days immediately preceding the date we are notified of the exercise of the conversion election. If we fail to register or maintain the registration of the underlying common stock as provided in a registration rights agreement with the investor, then the investor may choose any conversion price during the affected period as the applicable conversion price. If we undergo a change of control, then we will be obligated to redeem the debentures for125% of the outstanding principal and accrued interest.


                                 TRANSFER AGENT

         Our Transfer Agent and Registrar is Atlas Stock Transfer & Trust Company, Salt Lake City, Utah.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby is being passed upon for us by Kilpatrick Stockton, LLP, Atlanta, Georgia.


                                     EXPERTS

         Our audited financial statements appearing in this prospectus and the Registration Statement have been audited by Parks, Tschopp, Whitcomb & Orr, independent auditors, as indicated in their report thereon appearing herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock and Warrants offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. For further information with respect to us and our common stock and the warrants, reference is made to the Registration Statement, of which this prospectus forms a part, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete and such instance reference is made to such contract or other document filed with the SEC as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its web site at http://www.sec.gov.

         We are subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, and, in accordance therewith, for a period of up to one year, we will file periodic reports with the Securities and Exchange Commission. Such periodic reports will be available for inspection and copying at the public reference facilities and other regional offices referred to above.

                               ACCESS POWER, INC.
                          (A Development Stage Company)
                          INDEX TO FINANCIAL STATEMENTS


           FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000


Independent Auditors' Report................................................F-2

Balance Sheets at December 31, 2000 and 1999................................F-3

Statements of Operations for the years ended
   December 31, 2000 and 1999 and the cumulative
   period from October 10, 1996
   (date of inception) through December 31, 2000............................F-4

Statements of Stockholders' Equity for the years ended
   December 31, 2000 and 1999 and the period from
   October 10, 1996 (date of inception) through
   December 31, 2000........................................................F-5

Statements of Cash Flows for the years ended
   December 31, 2000 and 1999 and the cumulative period
   from October 10, 1996 (date of inception) through
   December 31, 2000........................................................F-6

Notes to Financial Statements...............................................F-7

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.
Certified Public Accountants
2600 Maitland Center Parkway
Suite 330
Maitland, Florida  32751


                     Independent Auditors' Report
                     ----------------------------



The Board of Directors
Access Power, Inc.:

We have audited the accompanying balance sheets of Access Power, Inc. (a development stage company) as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, and the cumulative period from October 10, 1996 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access Power, Inc. (a development stage company) as of December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended, and the cumulative period from October 10, 1996 (date of inception) through December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Parks, Tschopp, Whitcomb & Orr, P.A.


Maitland, Florida
March 13, 2001

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                           December 31, 2000 and 1999

                                                    ASSETS
                                                    ------

                                                                                       2000                  1999
                                                                                    -----------           -----------
Current assets:
Cash                                                                                   $ 15,452             $ 213,885
    Certificate of deposit                                                              100,000                     -
    Accounts receivable                                                                  56,312               179,410
    Notes receivable, stockholders                                                      402,315               456,000
    Prepaid expenses                                                                    560,993               263,638
    Inventory                                                                                 -                21,800
                                                                                    -----------           -----------
           Total current assets                                                       1,135,072             1,134,733
                                                                                    -----------           -----------
Property and equipment, net (note 2)                                                    721,724               439,656
Other assets                                                                              8,000                12,000
                                                                                    -----------           -----------
           Total assets                                                             $ 1,864,796           $ 1,586,389

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                      ------------------------------------

Current liabilities:
    Accounts payable and accrued expenses                                             2,154,321               683,011
    Current portion of long-term debt                                                   112,576               168,956
                                                                                    -----------           -----------
           Total current liabilities                                                  2,266,897               851,967

Long-term debt, less current portion (note 3)                                                 -               207,484
Convertible debentures (note 4)                                                         210,000               750,000
                                                                                    -----------           -----------
           Total liabilities                                                          2,476,897             1,809,451
                                                                                    -----------           -----------
Stockholders' equity:
    Common stock, $.001 par value, authorized 100,000,000 shares, issued and
        outstanding 53,089,389 and 31,248,253 shares in 2000 and 1999                    53,087                31,249
    Preferred stock, $.001 par value, authorized 10,000,000 shares, issued and
        outstanding none and 3,952 shares in 2000 and 1999                                    -                     4
    Additional paid in capital                                                        9,322,891             4,746,709
    Deficit accumulated during the development stage                                 (9,988,079)           (5,001,024)
                                                                                    -----------           -----------
                                                                                       (612,101)             (223,062)
                                                                                    -----------           -----------
Commitments (notes 3 and 4)

           Total liabilities and stockholders' equity                               $ 1,864,796           $ 1,586,389
                                                                                    -----------           -----------

See accompanying notes to financial statements.

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

             For the years ended December 31, 2000 and 1999 and the
                cumulative period from October 10, 1996 (date of
                      inception) through December 31, 2000

                                                  2000           1999       FOR THE PERIOD
                                            ------------                   OCTOBER 10, 1996
                                                                               THROUGH
                                                                           DECEMBER 31, 2000
                                                                           -----------------
Revenue:
    Product sales                           $       --      $      9,450    $    223,881
    Services                                     341,370         170,601         565,490
                                              ----------      ----------      ----------
        Total revenue                            341,370         180,051         789,371
                                              ----------      ----------      ----------
Costs and expenses:
    Cost of sales                                   --             2,955         164,605
    Product development and marketing          2,718,106       1,015,737       4,502,999
    General and administrative                 2,504,206       1,642,134       5,856,312
                                              ----------      ----------      ----------

        Total costs and expenses               5,222,312       2,660,826      10,523,916
                                              ----------      ----------      ----------

    Loss from operations                      (4,880,942)     (2,480,775)     (9,734,545)

Other income (expense):
    Interest income                                   82            --             2,380
    Interest expense                            (106,195)        (16,290)       (249,034)
    Loss on disposal of equipment                   --            (6,880)         (6,880)
                                              ----------      ----------      ----------

        Total other income (expense)            (106,113)        (23,170)       (253,534)

        Net loss                            $ (4,987,055)   $ (2,503,945)   $ (9,988,079)
                                              ==========      ==========      ==========

        Net loss per share                  $      (0.11)   $      (0.10)   $      (0.40)
                                              ==========      ==========      ==========

        Weighted average number of shares     46,408,006      25,174,029      25,139,875
                                              ==========      ==========      ==========


See accompanying notes to financial statements.

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                 For the years ended December 31, 2000 and 1999
                  and the period from October 10, 1996 (date of
                      inception) through December 31, 2000


                                                         ACCESS POWER, INC.
                                                   (A Development Stage Company)

                                                 STATEMENT OF STOCKHOLDERS' EQUITY

                        For the years ended December 31, 2000 and 1999 and the period from October 10, 1996
                                           (date of inception) through December 31, 2000


                                                                            COMMON STOCK             PREFERRED STOCK
                                                                    --------------------------    --------------------
                                                    DATE               SHARES          AMOUNT     SHARES       AMOUNT
                                                 ----------------------------------------------------------------------
Common stock issued to founding directors                             8,000,000         8,000        --           --
Net loss                                                                   --            --          --           --
                                                                    -----------      --------     -------      ------

Balances at December 31, 1996                                         8,000,000         8,000        --           --

Common stock issued for cash                       5/23/97              750,000           750        --           --
Common stock issued for cash                       6/30/97            1,000,000         1,000        --           --
Common stock issued for cash                       7/97 - 10/97       1,734,000         1,734        --           --
Stock issuance cost                                                        --            --          --           --
Net loss                                                                   --            --          --           --
                                                                    -----------      --------     -------      ------

Balances at December 31, 1997                                        11,484,000        11,484        --           --

Preferred stock issued for cash                    5/98                    --            --         1,000           1
Common stock issued as additional interest         2/2/98                50,000            50        --           --
Common stock issued as additional interest         2/19/98              125,000           125        --           --
Common stock issued as finder's fee                2/19/98               75,000            75        --           --
Common stock issued for services                   2/98                  25,000            25        --           --
Common stock issued for cash                       9/24/98               50,000            50        --           --
Preferred stock issued for cash                    11/98                   --            --           100         --
Common stock issued for finder's fee               11/98                 60,857            61        --           --
Preferred stock issued for cash                    12/98                   --            --            25         --
Common stock issued for investment banking fee     12/98                 30,000            30        --           --
Conversion of preferred stock to common stock      12/98                425,931           426         (75)        --
Net loss                                                                   --            --          --           --
                                                                    -----------      --------     -------      ------
Balances at December 31, 1998                                        12,325,788        12,326       1,050           1
                                                                    -----------      --------     -------      ------

Common stock issued for cash                       6/99               3,745,000         3,745        --           --
Preferred stock issued for cash                    1/99                    --            --            75         --
Common stock issued for finder's fee               1/99                  25,777            26        --           --
Common stock issued for services                   6/99               3,207,950         3,208        --           --
Common stock issued as additional interest         12/99                144,204           144        --           --
Common stock issued to retire debt                 4/99                 400,000           400        --           --
Common issued on convertible debentures            12/99              2,464,691         2,465        --           --
Common stock converted to preferred                9/99              (3,952,000)       (3,952)      3,952           4
Preferred stock converted to common stock          1/99 - 4/99       12,886,843        12,887      (1,125)         (1)
Net loss                                                                   --            --          --           --
                                                                    -----------      --------     -------      ------
Balances at December 31, 1999                                        31,248,253        31,249       3,952           4
                                                                    ===========      ========     =======      ======


Preferred stock converted to common stock          1/00               3,952,000         3,952      (3,952)          (4)
Common stock issued on exercise of warrants        1/00-2/00            600,000           600        --           --
Common stock issued for cash                       1/00-3/00            682,000           682        --           --
Common stock issued for services                   9/00-11/00           670,000           670        --           --
Common stock issued on convertible debentures      1/00-12/00        15,540,325        15,540        --           --
Common stock issued as interest                    1/00-12-00           396,811           394        --           --
Net loss                                                                   --            --          --           --
                                                                    -----------      --------     -------     --------

Balances at December 31, 2000                                        53,089,389        53,087        --           --
                                                                    ===========      ========     =======     ========


                                                 STATEMENT OF STOCKHOLDERS' EQUITY

                        For the years ended December 31, 2000 and 1999 and the period from October 10, 1996
                                           (date of inception) through December 31, 2000
                                                            (continued)


                                                    ADDITIONAL                           TOTAL
                                                     PAID IN          ACCUMULATED    STOCKHOLDERS'
                                                     CAPITAL            DEFICIT          EQUITY
                                                     -------            -------          ------

Common stock issued to founding directors               (7,200)            --                800
Net loss                                                  --             (5,701)          (5,701)
                                                   -----------      -----------      -----------

Balances at December 31, 1996                           (7,200)          (5,701)          (4,901)

Common stock issued for cash                            35,000             --             35,750
Common stock issued for cash                           100,000             --            101,000
Common stock issued for cash                           854,573             --            856,307
Stock issuance cost                                    (75,000)            --            (75,000)
Net loss                                                  --           (426,438)        (426,438)
                                                   -----------      -----------      -----------

Balances at December 31, 1997                          907,373         (432,139)         486,718

Preferred stock issued for cash                        999,999             --          1,000,000
Common stock issued as additional interest              29,950             --             30,000
Common stock issued as additional interest              84,250             --             84,375
Common stock issued as finder's fee                     24,925             --             25,000
Common stock issued for services                        27,163             --             27,188
Common stock issued for cash                            24,950             --             25,000
Preferred stock issued for cash                        100,000             --            100,000
Common stock issued for finder's fee                    19,817             --             19,878
Preferred stock issued for cash                         25,000             --             25,000
Common stock issued for investment banking fee           9,970             --             10,000
Conversion of preferred stock to common stock             (426)            --               --
Net loss                                                  --         (2,064,940)      (2,064,940)
                                                   -----------      -----------      -----------
Balances at December 31, 1998                        2,252,971       (2,497,079)        (231,781)
                                                   -----------      -----------      -----------

Common stock issued for cash                         1,282,455             --          1,286,200
Preferred stock issued for cash                         75,000             --             75,000
Common stock issued for finder's fee                     6,418             --              6,444
Common stock issued for services                       621,831             --            625,039
Common stock issued as additional interest              19,837             --             19,981
Common stock issued to retire debt                      49,600             --             50,000
Common issued on convertible debentures                447,535             --            450,000
Common stock converted to preferred                      3,948             --               --
Preferred stock converted to common stock              (12,886)            --               --
Net loss                                                  --         (2,503,945)      (2,503,945)
                                                   -----------      -----------      -----------
Balances at December 31, 1999                        4,746,709       (5,001,024)        (223,062)
                                                   ===========      ===========      -----------


Preferred stock converted to common stock               (3,948)            --               --
Common stock issued on exercise of warrants             46,400             --             47,000
Common stock issued for cash                           146,538             --            147,220
Common stock issued for services                       165,530             --            166,200
Common stock issued on convertible debentures        4,130,560             --          4,146,100
Common stock issued as interest                         91,102             --             91,496
Net loss                                                  --         (4,987,055)      (4,987,055)
                                                   -----------      -----------      -----------

Balances at December 31, 2000                        9,322,891       (9,988,079)        (612,101)
                                                   ===========      ===========      -----------

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

              For the years ended December 31, 2000 and 1999 and the
                cumulative period from October 10, 1996 (date of
                      inception) through December 31, 2000

                                                                                             FOR THE PERIOD OCTOBER
                                                                                               10, 1996 THROUGH
                                                                2000             1999          DECEMBER 31, 2000
                                                          --------------------------------------------------------
Cash flows from operating activities:
    Net loss                                               $(4,987,055)     $(2,503,945)         $(9,988,079)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                          261,397          204,323              814,539
        Loss on disposal of property and equipment                   -            6,880               33,341
        Stock issued for services                              166,200          631,483              994,124
        Stock issued for interest                               91,496           19,981              111,477
        Change in operating assets and liabilities:
           Accounts receivable                                  15,772         (150,265)            (163,638)
           Accounts payable and accrued expenses             1,471,310         (173,025)           2,282,074
           Other assets                                       (185,939)        (263,638)            (472,744)
           Inventory                                            21,800              (30)                   -
                                                          --------------------------------------------------------
               Net cash used in operating activities        (3,145,019)      (2,228,236)          (6,388,906)
                                                          --------------------------------------------------------
Cash flows from investing activities:
    Purchase of certificate of deposit                        (100,000)               -             (100,000)
    Proceeds from sale of property and equipment                     -           12,050               52,320
    Purchase of property and equipment                        (543,555)         (50,864)          (1,744,084)
    Note receivable, stockholders                               53,685         (425,209)            (402,315)
                                                          --------------------------------------------------------
               Net cash used in investing activities          (589,870)        (464,023)          (2,194,079)
                                                          --------------------------------------------------------
Proceeds from issuance of stock                              4,340,320        1,861,200            8,270,377
Proceeds from issuance of notes payable                      3,712,576        1,575,000            5,417,601
Principal payments on notes payable                         (4,516,440)        (563,212)          (5,089,541)
                                                          --------------------------------------------------------
               Net cash provided by financing activities     3,536,456        2,872,988            8,598,437
                                                          --------------------------------------------------------
               Net change in cash                             (198,433)         180,729               15,452
Cash, at beginning of period                                   213,885           33,156                    -
                                                          --------------------------------------------------------
Cash at end of period                                          $15,452         $213,885              $15,452
                                                          ========================================================

See accompanying notes to financial statements.

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Nature of Development Stage Operations
          --------------------------------------

          Access Power, Inc., (API or the Company) was formed on October 10, 1996. The Company offers Internet Telephony (IT) which will provide advanced computer telephony solutions to the global consumer market place, with an emphasis on marketing to consumers.

          Operations of the Company through the date of these financial statements have been devoted primarily to product development and marketing, raising capital, and administrative activities.

     (b)  Property and Equipment
          ----------------------

          Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

     (c)  Intangible Assets
          -----------------

          Organization  costs are  amortized  over a five-year  period using the
          straight-line   method  and  are  included  in  other  assets  in  the
          accompanying balance sheet.

     (d)  Income Taxes
          ------------

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.



                                                                     (Continued)

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000


 (1), CONTINUED

          Development stage operations for the period ended December 31, 2000 resulted in a net operating loss. It is uncertain whether any tax benefit of net operating loss will be realized in future periods. Accordingly, no income tax provision has been recognized in the accompanying financial statements. At December 31, 2000, the Company has net operating loss carryforwards of approximately $9,988,000 which will expire in years beginning in 2011. A valuation allowance equal to the tax benefit of the net operating loss has been established, since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements

      (e) Financial Instruments Fair Value, Concentration of Business and Credit Risks
          ----------------------------------------------------------------------

          The carrying amount reported in the balance sheet for cash, accounts and notes receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the accompanying balance sheet for notes payable approximates fair value because the actual interest rates do not significantly differ from current rates offered for instruments with similar characteristics. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts and notes receivable which amounts to approximately $539,000. The Company performs periodic credit evaluations of its trade customers and generally does not require collateral. The notes receivable consist primarily of amounts due from employees from the exercise of stock options. The notes are due no later than May 1, 2001. Currently, all of the Company's hardware and software is purchased from one supplier, however, management believes there are other alternatives to this supplier.

     (f)  Use of Estimates
          ----------------

          Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                                                     (Continued)

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

(1), CONTINUED

     (g)  Cash Flows
          ----------

          For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (h)  Prepaid Offering Costs
          ----------------------

          Prepaid offering costs represent direct costs and expenses incurred in connection with the offering of securities. Upon completion of the offering, such amounts are offset against the proceeds from the offering, in the event of an offering of equity securities, and capitalized and amortized using the interest method in the event of an offering of debt securities.

     (i)  Revenue Recognition
          -------------------

          The principal sources of revenues are expected to be internet telephone charges which will be recognized as incurred. The Company is presently operating in this one business segment and only in the United States.

     (j)  Loss Per Common Share
          ---------------------

          Earnings per common share have been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of the stock options have not been included in the per share calculations because such inclusion would be anti-dilutive.

     (k)  Software and Development Costs
          ------------------------------

          The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

          The carrying value of software and development costs that have been capitalized is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost. (Continued)

                                                                     (Continued)

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000


(1),  CONTINUED

     (l)  Stock-based Compensation
          ------------------------

          During 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". This pronouncement establishes financial accounting and reporting standards for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Such treatment is required for non-employee stock-based compensation. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees". Accordingly, compensation expense for employee stock options or warrants is measured as the difference between the quoted market price of the Company's stock at the date of grant and the amount the employee must pay to require the stock. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures (see Note 6).


(2)  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:


                                                                2000              1999
                                                             ----------        ----------

Office furniture and equipment                               $  101,667            59,908
Computer hardware                                               861,821           485,007
Computer software                                               403,257           278,769
                                                             ----------        ----------
                                                              1,366,745           823,684
       Less accumulated depreciation and amortization           645,021           384,028
                                                             ----------        ----------

                                                             $  721,724           439,656
                                                             ==========        ==========

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000


(3)   NOTES PAYABLE

      Notes payable consist of the following at December 31,:


                                                                                               2000              1999
                                                                                             ---------        --------
               Promissory  notes to stockholders  bearing  interest at 6% - 8% payable
               on demand.  Unsecured                                                          $112,576          26,440

               Note payable to vendor bearing  interest at 10%, payable in monthly installments of $18,236 through December, 2001. Note is a result of the  settlement  of litigation in which the vendor agreed to reduce the price of purchased computer hardware by approximately $636,000
                                                                                                  --           350,000
                                                                                              --------        --------
                                                                                               112,576         376,440
                      Less current portion                                                     112,576         168,956
                                                                                              --------        --------
                      Long-term debt, less current portion                                    $   --           207,484
                                                                                              ========        ========


(4)  6% CONVERTIBLE DEBENTURE
     ------------------------

      $1,000,000, $200,000, and $800,000 6% Convertible Debentures were sold on September 30, 1999, December 30, 1999, and January 18, 2000, respectively. They are convertible into common stock by dividing each $100,000 debenture by the lower of 75% of the average of the three lowest closing bid prices during the preceding 22 trading days or 110% of such average price on September 30, 1999 ($0.42), subject to certain adjustments. $2,500,000, $100,000, $100,000, $100,000 6% Convertible Debentures were sold on February 29, 2000, August 14, August 30 and September 15, 2000, respectively. They are convertible into common stock by dividing each $100,000 debenture by the lower of 80% of the average of the three lowest closing bid prices during the preceding 22 trading days or 110% of such average price on February 28, 2000 ($2.20), subject to certain adjustments. As of December 31, 2000, $4,590,000 of the Convertible Debentures had been converted into 18,005,016 common shares including shares converted representing accrued interest to the conversion dates.

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000
(5)  COMMITMENTS

      The Company leases its office space under a non-cancellable operating lease with a remaining term of one year. Future minimum payments under this lease are as follows:

                             Year                        Amount
                             ----                        ------
                             2001                        61,700
                             2002                        43,300

      Rent expense for the years ended December 31, 2000 and 1999 amounted to $53,064 and $48,982, respectively.

(6)   STOCK OPTIONS

      In 1997, the Company established an incentive stock option plan (the Plan) to provide an incentive to key employees of the Company who are in a position to contribute materially to expanding and improving the Company's profits, to aid in attracting and retaining employees of outstanding ability and to encourage ownership of shares by employees. The Plan was amended in March, 1998 to increase the number of shares available for issuance thereunder from 1,000,000 to 2,500,000 shares. Total options granted through December 31, 2000 amounted to 2,100,500 at an average price of $.33. There were no incentive stock options granted during 2000.

      The Plan is designed to serve as an incentive for retaining qualified and competent employees. The Company's Board of Directors, or a committee thereof, administers and interprets the Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. The per share exercise price of options granted under the Plan will not be less than the fair market value of the common stock on the date of grant. Options granted under the Plan will be exercisable after the period or periods specified in the option agreement. The Board may, in its sole discretion, accelerate the date on which any option may be exercised. Options granted under the Plan are not exercisable after the expiration of ten years from the date of grant and are nontransferable other than by will or by the laws of descent and distribution. The Company recognizes compensation expense for options granted under the Plans based on the difference between the quoted market price of the Company's stock at the date of grant and the amount the employee must pay to acquire the stock. No compensation cost has been recognized for employee stock options which had been granted to date. Had compensation cost for the Plans been determined based on the fair value at the date of grant for awards under those Plans, consistent with the method prescribed by SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                     (Continued)

                               ACCESS POWER, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

(6),       CONTINUED

                                                                                                For the period
                                                                                               October 10, 1996
                                            Year ended                 Year ended                  through
                                         December 31, 2000         December 31, 1999          December 31, 2000
                                         -----------------         -----------------          -----------------

Pro forma net loss:
          As reported                         $(4,987,055)               (2,503,945)               (  9,988,079)
          Pro forma                            (4,987,055)               (2,558,934)                (10,110,840)
Pro forma net loss per share
           As reported                              (0.11)                    (0.10)                      (0.40)
           Pro forma                                (0.11)                    (0.10)                      (0.40)


      The fair value of each option granted under the Plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999 and 1998: no dividend yield; expected volatility of the underlying stock of 90%, risk-free interest rate of 4.98% and 5.27%, respectively, covering the related option period; and expected lives of the options of 10 years based on the related option period.

(7)  SELECTED FINANCIAL DATA (UNAUDITED)

      The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999, respectively:


                                         QUARTER ENDED    QUARTER ENDED     QUARTER ENDED      QUARTER ENDED      YEAR ENDED
                                           MARCH 31,         JUNE 30,       SEPTEMBER 30,       DECEMBER 31,     DECEMBER 31,
                                           ---------         --------       -------------       ------------     ------------
2000
----
Net revenues                            $    145,611           108,556             66,709            20,494           341,370
Gross profit                                 145,611           108,556             66,709            20,494           341,370
Net earnings from operations              (1,150,839)       (1,154,414)        (1,227,805)       (1,347,884)       (4,880,942)
Basic and fully diluted
   earnings per share                          (0.04)            (0.03)             (0.03)            (0.03)            (0.11)
Weighted-average number of
   shares issued and outstanding          31,688,258        39,189,807         43,971,501        50,292,651        46,408,006

1999
----

Revenues                                $     14,550            13,250             51,649           100,602           180,051
Gross profit                                  12,495            12,665             51,334           100,602           177,096
Net earnings from operations                (476,138)         (690,578)          (545,969)         (768,090)       (2,480,775)
Basic and fully diluted
   earnings per share                          (0.03)            (0.03)             (0.02)            (0.02)            (0.10)
Weighted-average number of
   shares issued and outstanding          16,979,668        25,825,159         31,386,691        28,639,358        25,174,029

============================================================================================================================

         NO  DEALER,  SALESPERSON,  OR OTHER  PERSON HAS BEEN
AUTHORIZED   TO  GIVE   ANY   INFORMATION   OR  TO  MAKE  ANY
REPRESENTATIONS   OTHER   THAN   THOSE   CONTAINED   IN  THIS                    261,752,562 SHARES COMMON STOCK
PROSPECTUS  IN  CONNECTION   WITH  THE  OFFER  MADE  BY  THIS
PROSPECTUS  AND,  IF  GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS  MUST  NOT BE  RELIED  UPON  AS  HAVING  BEEN                          ACCESS POWER, INC.
AUTHORIZED  BY ACCESS  POWER,  INC.  NEITHER THE  DELIVERY OF
THIS  PROSPECTUS NOR ANY SALE MADE HEREUNDER  SHALL UNDER ANY
CIRCUMSTANCES  CREATE AN  IMPLICATION  THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF ACCESS  POWER,  INC.  SINCE THE DATE                          __________________
HEREOF OR THAT THE  INFORMATION  HEREIN IS  CORRECT AS OF ANY
TIME  SUBSEQUENT  TO  THE  DATE  OF  THIS  PROSPECTUS.   THIS                              PROSPECTUS
PROSPECTUS  DOES  NOT  CONSTITUTE  AN  OFFER  TO  SELL  OR  A                          __________________
SOLICITATION  OF AN  OFFER  TO  BUY  ANY  OF  THE  SECURITIES
OFFERED  HEREBY BY ANYONE IN ANY  JURISDICTION  IN WHICH SUCH
OFFER OR  SOLICITATION  IS NOT  AUTHORIZED  OR IN  WHICH  THE
PERSON MAKING SUCH OFFER OR  SOLICITATION IS NOT QUALIFIED TO
DO SO OR TO ANYONE TO WHOM IT IS  UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION.


                      TABLE OF CONTENTS
ITEM                                               PAGE
----                                               ----
Summary.............................................3
Cautionary Statement About
   Forward-Looking Statements.......................6
Summary Financial Data..............................7
Risk Factors........................................8
Capitalization.....................................16
Dividend Policy....................................16                                      April 6, 2001
Business...........................................17
Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations......................24
Management.........................................28
Certain Market Information.........................31
Principal and Selling Shareholders.................32
Selling Warrant Holders............................34
Plan of Distribution...............................34
Investment Agreement...............................38
Shares Eligible for Future Sale....................41
Description of Capital Stock.......................42
Description of Warrants............................45
Description of 6% Convertible
   Debentures......................................45
Transfer Agent.....................................45
Legal Matters......................................46
Experts............................................46
Additional Information.............................46
Index to Financial Statements.....................F-1
===========================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by us in connection with the issuance and distribution of the shares of common stock.


Securities and Exchange Commission Registration Fee................. $ 3.612.97

NASD Filing Fees and Blue Sky Fees and Expenses.....................       0.00
Printing and Engraving Expenses.....................................     250.00
Legal Fees and Expenses.............................................  10,000.00
Accounting Fees and Expenses........................................     250.00
                                                                      ---------

         Total    .................................................. $14,112.97
                                                                      =========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933.

         On August 4, 1997, we borrowed $200,000 from a bridge lender, an accredited investor, and issued thereto bridge notes for the principal amount at an interest rate of 12% percent per annum, payable monthly. In partial consideration for making such loan, we also issued 100,000 shares of common stock to the bridge lender. Exemption from registration for this sale is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated. We sold the shares through officers and directors and did not use the services of a selling agent.

         On February 2, 1998, we borrowed $100,000 from a bridge lender, an accredited investor, and issued thereto bridge notes for the principal amount at an interest rate of 1 percent per month simple interest. In partial consideration for making such loan, we also issued 50,000 shares of common stock. Exemption from registration for this sale is claimed under Rule 506 of Regulation D because of the limited number of participants in the transaction and the relationship of such participants to us. Sales of securities in these offerings were made only to persons who were "accredited investors" within the meaning of Rule 501 promulgated under the Securities Act of 1933. We sold the shares through officers and directors and did not use the services of a selling agent.

         On February 19, 1998, we borrowed $200,000 from a bridge lender, an accredited investor, and issued thereto bridge notes for the principal amount at an interest rate of 10% percent per annum, payable monthly. In partial consideration for making such loan, we also issued 125,000 shares of common stock to the bridge lender. Exemption from registration for this sale is claimed under Rule 506 of Regulation D because of the limited number of participants in the transaction and the relationship of such participants to us. Sales of securities in these offerings were made only to persons who were "accredited investors" within the meaning of Rule 501 promulgated under the Securities Act of 1933. Olympus Capital, Inc. acted as the exclusive placement agent in connection with the bridge financing and received a finder's fee in the amount of 75,000 shares of common stock in connection with such sale.

         On March 23, 1998, the Inman Company was issued 25,000 warrants in consideration for providing financial consulting services to us. Exemption from registration for this sale is claimed under

Rule 506 of Regulation D.

         In a private placement which was commenced and completed in May, 1998, we sold 1,000 shares of Preferred Stock, Series A, at an offering price of $1,000 per share. Exemption from registration for this sale is claimed under Rule 506 of Regulation D because of the limited number of participants in the transaction and the relationship of such participants to the Company. Sales of securities in these offerings were made only to persons who were "accredited investors" within the meaning of Rule 501 promulgated under the Act. In addition, all such participants agreed to acquire their securities for investment and not with a view to the distribution thereof, and the certificates representing the securities issued to each such participant contained a legend to the effect that such securities are not registered under the Act and may not be transferred except pursuant to a registration statement which has become effective under the Securities Act of 1933, or an exemption from such registration requirement. Stop transfer instructions have been given to the Company's transfer agent with respect to such securities. The issuance of such securities was not underwritten, and no commissions or other remuneration were paid or given, directly or indirectly, in connection with such sales.

         We raised $75,000 in January 1999 from the sales of a total of 75 shares of Series A Preferred Stock for $1,000 per share. In connection with one of these sales, we also issued 27,777 shares of common stock as a finder's fee and recognized expense of $7,500 and an increase to capital stock of the same amount. We received $150,000 as a good faith deposit with the letter of intent and issued 1,500,000 shares of common stock in return to the investor.

         On March 4, 1999, we issued 2,100,000 shares of restricted common stock to Norrstar Advertising, Inc., in consideration for public relations services rendered to us. Our contract with Norrstar was terminated on September 25, 1999, and we cancelled 1,810,000 shares of common stock owned by Norrstar. Exemption from registration for this issuance is claimed under Section 4(2) of the Securities Act of 1933.

         In April of 1999, we issued 512,000 shares of common stock in exchange for a debt repayment and the interest due on the debt. We issued 2,630,000 shares of common stock upon the exercise of employee stock options for $1,257,100. In September of 1999, we issued $1,000,000 of 6% convertible debentures. We issued $200,000 of 6% convertible debentures in December of 1999, $800,000 of 6% convertible debentures in January of 2000, and $2,500,000 of 6% convertible debentures in February of 2000. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933.

         In June of 1999, we issued 20,000 shares of restricted common stock to Kim DeVigil in consideration for providing public relations services to us. Exemption from registration for this sale is claimed under Section 4(2) of the Securities Act of 1933.

         On September 30, 1999, we issued $1,000,000 principal amount of our 6% Convertible Debentures due 2001, warrants to purchase 200,000 shares of our common stock, and an additional warrant to purchase $1,000,000 principal amount of our 6% Convertible Debentures due 2001 and 200,000 additional shares of our common stock to Bamboo Investors LLC, an accredited investor. Bamboo exercised $200,000 of the warrant to purchase 6% Convertible Debentures in December 1999.Exemption from registration for this sale is claimed under Section 4(2) of the Securities Act of 1933.

         On October 4, 1999, we issued 1,300,000 shares of our restricted common stock to Northstar Advertising, Inc. in connection with their rendition of investment public relations services to us. Exemption from registration for this issuance is claimed under Section 4(2) of the Securities Act of 1933.

         In January of 2000, we sold 6% convertible debentures in the amount of $800,000 and $2,500,000 in February of 2000 to an investor. In addition, the investor purchased a warrant to purchase an additional $2,500,000 of convertible debentures on the same terms, of which the investor has recently exercised and purchased $300,000 in debentures. Exemption from registration for this issuance is claimed under Section 4(2) of the Securities Act of 1933.

         In September 2000, we issued 620,000 shares of Common Stock to the Investor Relations consulting firm used by us. Exemption from registration for this sale is claimed under Rule 506 of Regulation D of the Securities Act of 1933.

         In November 2000, we issued 50,000 shares of Common Stock to a potential investor to reimburse for his due diligence efforts. We decided not to go forward with this transaction. Exemption from registration for this sale is claimed under Rule 506 of Regulation D of the Securities Act of 1933.

         In November 2000, we entered into an investment agreement and related documents with Grandview Court, LLC, an accredited investor, as further described in this registration statement. Pursuant to this investment agreement, we agreed to sell to the investor $30 million of our common stock in return for cash. Exemption from registration for this sale is claimed under Rule 506 of Regulation D of the Securities Act of 1933.

         In March 2001, we entered into an agreement to issue 650,000 shares of common stock to Keith St. Cyr to settle litigation. Exemption from registration for this sale is claimed under Section 4(2) of the Securities Act of 1933.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      EXHIBITS

Exhibit
Number                       Description of Exhibit
-------   ----------------------------------------------------------------------

3.1      Amended  Articles of  Incorporation  of Access  Power,  Inc.

3.2 Bylaws of the Registrant (filed as Exhibit 3.2 to Access Power, Inc.'s annual report on Form 10-KSB for the year ended December 31, 1999 (the "10-K") and is hereby incorporated by reference)

4.1      Form of common stock  Certificate of the  Registrant  (filed as Exhibit
         4.1 to the 10-K and is hereby incorporated by reference)

4.2 6% Convertible Debenture due September 30, 2001 (filed as Exhibit 4.2 to the 10-Q and is hereby incorporated by reference)

4.3      Warrant to purchase common stock, par value $0.001 per share, of Access
         Power,   Inc.  (filed  as  Exhibit  4.3  to  the  10-Q  and  is  hereby incorporated by reference)


4.4 Warrant to purchase common stock, par value $0.001 per share of Access Power, Inc. dated November 13, 2000 (filed as Exhibit 4.4 to Access Power's Registration Statement on Form SB-2 dated December 20, 2000, Commission File Number 333-51836 (the "2001 SB-2) and is hereby incorporated by reference).

5+ Opinion of Kilpatrick Stockton, LLP with respect to the legality of the securities being registered


10.1 International Master Franchise Agreement between Access Power, Inc. and Access Power Canada, Inc. (filed as Exhibit 10.1 to Access Power, Inc.'s Registration Statement on Form SB-2 (File No. 333-65069) (the "1999 SB-2") and is hereby incorporated by reference)

10.2 Access Power, Inc. Stock Option Plan (filed as Exhibit 10.2 to the 1999 SB-2 and is hereby incorporated by reference)

10.3 Amendment No. 1 to Stock Option Plan (filed as Exhibit 10.3 to the 1999 SB-2 and is hereby incorporated by reference)

10.4     Employment  Agreement  with Howard  Kaskel dated July 1, 1998 (filed as
         Exhibit 10.5 to the 1999 SB-2 and is hereby incorporated by reference)

10.5 Agreement to terminate Master Franchise Agreement between Access Power, Inc. and Access Power Canada, Inc. dated December 11, 1998 (filed as
         Exhibit 10.6 to the 1999 SB-2 and is hereby incorporated by reference)

10.6 Internet Telephony Services Agreement dated December 14, 1998, between Access Power, Inc. and Access Universal, Inc. (filed as Exhibit 10.7 to the 1999 SB-2 and is hereby incorporated by reference)

10.7 Office Lease Agreement between Douglas Partnerships II, and Access Power, Inc. dated August 1, 1997 (filed as Exhibit 10.9 to the 1999 SB-2 and is hereby incorporated by reference)

10.8 Retainer Agreement dated September 23, 1999, among Access Power, Inc., Tatum CFO Partners, LLP, and Howard Kaskel (filed as Exhibit 10.1 to the 10-Q and is hereby incorporated by reference)

10.9 Securities Purchase Agreement dated as of September 30, 1999, among Access Power, Inc., certain shareholders of Access Power, Inc. named therein, and Bamboo Investors, LLC (filed as Exhibit 10.2 to the 10-Q and is hereby incorporated by reference)

10.10 Warrant to purchase 6% Convertible Debentures and common stock warrants of Access Power, Inc. (filed as Exhibit 10.3 to the 10-Q and is hereby incorporated by reference)

10.11 Registration Rights Agreement, dated as of September 30, 1999, by and among Access Power, Inc. and Bamboo Investors LLC (filed as Exhibit
         10.4 to the 10-Q and is hereby incorporated by reference)

10.12 Share Exchange Agreement dated as of September 30, 1999 between Access Power, Inc. and each of Glenn Smith, Maurice Matovich, Howard Kaskel, and Tod Smith (filed as Exhibit 10.5 to the 10-Q and is hereby incorporated by reference)

10.13* Web services agreement as of August 6, 1999, between Access Power, Inc. and Lycos-Bertelsmann GmbH (filed as Exhibit 10.6 to the 10-Q and is hereby incorporated by reference)

10.14 Consulting Agreement dated as of October 4, 1999 between Access Power, Inc. and Northstar Advertising, Inc. (filed as Exhibit 10.7 to the 10-Q and is hereby incorporated by reference)


10.15 Investment Agreement between Access Power, Inc. and Grandview Court, LLC dated as of November 13, 2000 (filed as Exhibit 10.15 to the 2000 SB-2 and is hereby incorporated by reference).


10.16 Registration Rights Agreement between Access Power, Inc. and Grandview Court, LLC dated as of November 13, 2000 (filed as Exhibit 10.16 to the 2000 SB-2 and is hereby incorporated by reference).

10.17 Escrow Agreement between Access Power, Inc. and Grandview Court, LLC dated as of November 13, 2000 (filed as Exhibit 10.17 to the 2000 SB-2 and is hereby incorporated by reference).


10.18 Amendment to Lease and Guaranty Agreements between Access Power, Inc. and Maguire Land Corporation dated April 1, 2000 (filed as Exhibit
         10.18 to Access Power, Inc.'s annual report for the year ended December 31, 2000 and is hereby incorporated by reference).


23.1     Consent of Kilpatrick Stockton, LLP (included in Exhibit 5.1).


23.2     Consent of Parks, Tschopp, Whitcomb & Orr, dated April 6, 2001


24.1     Power of Attorney (included in Signature Page)


---------------------------
+   To be filed by amendment.

* Certain portions of this exhibit have been omitted pursuant to the grant of a request for confidential treatment.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to Registration Statement to be signed on its behalf by the undersigned, in the city of Ponte Vedra, State of Florida, on the 6th day of April, 2001.


                                                  ACCESS POWER, INC.


                                                  By:   /s/ Glenn A. Smith
                                                      --------------------------
                                                       Glenn A. Smith
                                                       Chief Executive Officer



         Each person whose signature appears below hereby constitutes and appoints Glenn A. Smith and Maurice J. Matovich and either of them, his or her true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 6th day of April, 2001, in the capacities indicated.

            Signature                                       Position
            ---------                                       --------

  /s/ Glenn A. Smith                   Glenn A. Smith, President and Chief Executive Officer
-----------------------------------    and Director (Principal Executive Officer)


  /s/ Howard L. Kaskel                 Howard L. Kaskel, Chief Financial Officer (Principal
-----------------------------------    Financial and Accounting Officer)


  /s/ Tod R. Smith                     Tod R. Smith, Director
-----------------------------------


 /s/ Maurice J. Matovich               Maurice J. Matovich, Director
-----------------------------------



                                  EXHIBIT INDEX
                                  -------------


3.1      Amended Articles of Iincorporation

23.2     Consent of Parks, Tschopp, Whitcomb & Orr, dated April 6, 2001